The Redwood Review

2nd Quarter 2009

Redwood Trust

TABLE OF CONTENTS

Introduction	3

Shareholder Letter	4

Quarterly Overview	6

Financial Insights	10

Government Initiatives	19

GAAP Income	22

Taxable Income	26

Dividends	28

Capital and Liquidity	29

Mark-to-Market Adjustments	30

Residential Real Estate Securities	33

Commercial Real Estate Securities	40

Investments in Sequoia	42

Investments in Acacia	44

Appendix

Accounting Discussion	46

Glossary	49

Financial Tables	57

THE REDWOOD REVIEW 2ND QUARTER 2009	1

CAUTIONARY STATEMENT

Cautionary Statement

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2009, in each case under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) our view of future trends in the economy, the financial markets, the housing markets, interest rates, unemployment, the prices for mortgage-backed securities, and the affect of technical and fundamental factors on them; (ii) our beliefs about future trends in the fundamental factors underlying the performance of residential and commercial mortgage assets, such as credit losses, delinquencies, foreclosures, and prepayment rates, and our beliefs regarding the effects of these fundamental factors on the performance of our investments; (iii) the potential effect of future legislation and regulations and other government initiatives and programs on our investments and our business, including, without limitation, the future role of government sponsored enterprises (such as Fannie Mae and Freddie Mac) in mortgage financing and any short-term measures that are taken with respect to the operations of these and other government sponsored enterprises or agencies; (iv) our future role in the mortgage financing industry and credit risk transfer markets as well as the future of securitization as a means of financing mortgage debt and our ability in the future to deploy capital in sponsoring securitizations of mortgage debt and executing structured transactions relating to the transfer of credit risk; (v) the extent to which we believe that existing and future investments will be affected by loan modification and refinancing programs sponsored by the government; (vi) the sufficiency of credit protection for our existing and future investments and the potential for existing and future investments to perform in-line with, or to exceed, our performance expectations; (vii) our ability to continue to acquire real estate-related investments at prices and with credit support and other characteristics that we believe will yield long-term attractive cash flows and returns and our intention to maintain the commercial sector as an important strategic area of investment; (viii) whether and under what circumstances we would sell assets, our ability to free up capital internally to meet short-term capital needs, and our expectation that operating expenses are likely to increase to some extent in future quarters; (ix) our expectations regarding the future effect of mark-to-market adjustments, the strength and variability of future cash flows from our investments, and our belief that future GAAP earnings may be inconsistent but should be largely driven by the results of our recent investments in senior residential mortgage-backed securities and by other future investments; and (x) the intention of our board of directors to pay a regular dividend of $0.25 per share per quarter in 2009 and our expectations: that dividends paid in 2009 will constitute a return of capital, that tax losses will continue to increase in the second half of 2009, that we will report a taxable loss for 2009, and that we do not expect to pay a special dividend in 2009.

Important factors, among others, that may affect our actual results include: changes in interest rates; changes in mortgage prepayment rates; the timing of credit losses within our portfolio; our exposure to adjustable-rate and negative amortization mortgage loans; the state of the credit markets and other general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the concentration of the credit risks we are exposed to; the ability of counterparties to satisfy their obligations to us; legislative and regulatory actions, including those affecting the mortgage industry or our business; the availability of high-quality assets for purchase at attractive prices; declines in home prices and commercial real estate prices; increases in mortgage payment delinquencies; changes in the level of liquidity in the capital markets which may adversely affect our ability to finance our real estate asset portfolio; changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, inaccurate ratings of securities by rating agencies, rating agency downgrades of securities, and increases in the supply of real estate securities available-for-sale, each of which may adversely affect the values of securities we own; the extent of changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity; our ability to maintain our status as a real estate investment trust (REIT) for tax purposes; our ability to generate the amount of cash flow we expect from our investment portfolio; changes in our investment, financing, and hedging strategies and the new risks that those changes may expose us to; changes in the competitive landscape within our industry, including changes that may affect our ability to retain or attract personnel; our failure to manage various operational risks associated with our business; our failure to maintain appropriate internal controls over financial reporting; our failure to properly administer and manage our securitization entities; risks we may be exposed to if we expand our business activities, such as risks relating to significantly increasing our direct holdings of loans; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; our ability to successfully deploy the proceeds from our recent common equity offering and raise additional capital to fund our investing activity; and other factors not presently identified. This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

2	THE REDWOOD REVIEW 2ND QUARTER 2009

INTRODUCTION

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our web site, www.redwoodtrust.com.

This document, called the Redwood Review, is an additional format for providing information about Redwood through a discussion of many GAAP as well as non-GAAP metrics, such as taxable income and economic book value. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. When we use non-GAAP metrics it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP metric you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

We hope you find the Redwood Review to be helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of the Redwood Review over time. We welcome your continued interest and comments.

Selected Financial Highlights

Quarter:Year	GAAP Income (Loss) per Share	Taxable Income (Loss) per Share	Annualized Return on Equity	GAAP Book Value per Share	Economic Book Value per Share (2)	Total Dividends per Share
Q207	$0.41	$1.66	5%	$31.50	$33.11	$0.75
Q307	($2.18)	$1.74	(29%)	$5.32	$27.55	$0.75
Q407	($36.49)	$0.92	(4,419%)	23.18 (1)	$22.29	$2.75
Q108	($5.28)	$0.79	(95%)	$17.89	$18.04	$0.75
Q208	($1.40)	$0.11	(30%)	$17.00	$16.72	$0.75
Q308	($3.34)	$0.07	(83%)	$12.40	$13.18	$0.75
Q408	($3.46)	($0.25)	(124%)	$9.02	$11.10	$0.75
Q109	($0.65)	($0.22)	(25%)	$8.40	$10.01	$0.25
Q209	$0.10	($0.16)	5%	$10.35	$11.30	$0.25

(1) The GAAP book value per share is after giving retroactive effect on December 31, 2007 to the adoption of FAS 159 on January 1, 2008.  Without giving retroactive effect to FAS 159, the GAAP book value per share was negative $22.18.

(2) Economic book value per share is calculated using bid-side marks for our financial assets and offer-side marks for our financial liabilities and we believe it more accurately reflects liquidation value than does GAAP book value per share.  Economic book value is reconciled to GAAP book value in Table 6 in the Financial Tables in this Review.

THE REDWOOD REVIEW 2ND QUARTER 2009	3

SHAREHOLDER LETTER

Dear Fellow Shareholders:

Our second quarter business activity and financial results were generally in line with our plans and expectations. We recorded positive net income on a GAAP basis, generated substantial cash flow, and made progress on several business initiatives, including raising additional capital through a successful public equity offering. We welcome those shareholders who are reading the Redwood Review for the first time and look forward to your feedback about this publication, which is a supplemental review of our business operations.

Turning to the financial markets, there are several indicators that are showing signs of improvement, including firming prices for senior mortgage securities. While we are encouraged by this development, we would caution that there are still many near-term obstacles that remain before housing and the economy can fully stabilize and recover, including an oversupply of homes for sale and the high cost of jumbo mortgage loans.

We commenced operations in 1994 as a provider of credit support to the prime jumbo mortgage market, and in that role assisted families in obtaining mortgage credit in high cost areas of the country. We grew our market share to where we were providing credit enhancement to more than $172 billion of prime mortgages before scaling back in advance of the recent market disruptions. Our core competency in analyzing residential credit continued to serve us well when we re-entered the market in the fall of 2008 to acquire senior securities on the secondary market at distressed prices. This same credit expertise, coupled with the capital and operational infrastructure we have maintained throughout this disruption, will be the foundation we once again rely on as we work to craft, and ultimately participate in, the mortgage financing markets of the future.

Acquiring senior securities at attractive prices has been our primary focus during this turbulent time, but it will eventually run its course. In the long run, the focus of our business continues to be Redwood’s role in facilitating mortgage financing and credit risk transfers.

What will Redwood’s role be in the future mortgage market? While we expect to remain a leading participant in providing credit support, the final answer to that question will be determined in large part by the role the government chooses to play once the current economic crisis subsides. Given the $15 trillion size of the residential and commercial mortgage markets, we believe that private capital will need to play a significant role. The government sponsored enterprises (Fannie Mae, Freddie Mac, and Ginnie Mae) along with the banks, which currently finance a combined 80% of the market, do not have the capacity to finance the entire market. We expect that entities such as Redwood, who finance the remaining 20% of the market, will continue to have a critical role.

Redwood supports government and trade group efforts to restart mortgage securitization. We have suggested potential changes for the structure of securitizations and are working diligently with our business partners on new securitization initiatives. Securitization has proven to be a highly efficient mechanism for matching investors with borrowers, and is still the largest source of capital for residential mortgage credit, although to be sure, the mortgage origination, securitization, and ratings process must be reformed.

4	THE REDWOOD REVIEW 2ND QUARTER 2009

SHAREHOLDER LETTER

One impediment to restarting securitization is the continuing decline of housing prices. In addition to steps it is already taking to ensure the flow of low cost conforming mortgage credit, we urge the federal government to work toward stabilizing prices by reducing the supply of homes for sale. We know that allowing too many homes to sit vacant and untended is bad public policy and depresses home prices. We support initiatives to convert vacant housing into rental housing until the demand from qualified homebuyers matches the supply of homes for sale. We have shared our thoughts and specific suggestions about how to stabilize prices and reform the securitization process with members of Congress as well as many other market participants.

Regardless of the extent to which private sector participation in securitization ultimately resumes, we are confident in our ability to serve our shareholders by continuing to be a patient, long-term focused investor and a leading provider of credit enhancement.

We once again welcome the many new shareholders who have joined us this year, and we thank every shareholder for their continued trust and support.

George E. Bull, III

Chairman and CEO

THE REDWOOD REVIEW 2ND QUARTER 2009	5

QUARTERLY OVERVIEW

Second Quarter 2009

It appears that the worst of the systemic financial crisis is behind us (knock on wood) and, as a nation, we are moving into a phase of fully assessing the damage and defining the new financial rules of the road. The various stakeholders — investors, borrowers, financial intermediaries, and the government — need to work out how to properly balance the roles of the public and private sectors. If the early debates are any indication, it will be a lively, passionate, and lengthy process.

To us, one of the most crucial questions that has not been answered is what long-term role Fannie Mae, Freddie Mac, and the Federal Housing Administration will play in facilitating mortgage financing – and it may be some time before we get a definitive answer. Ultimately, our business tactics may need to adjust to what emerges from this process, but we are ready for the challenge and feel that our progress so far in 2009 is a strong foundation from which to move forward.

For Redwood, the second quarter is probably best described as one in which we began to realize the benefits of our patience and discipline and of the strategies that we put in place to adapt to new market realities. Our GAAP and economic book value were up, as was our cash flow, and we reported a second quarter GAAP profit. Over the course of the quarter we invested a significant portion of our capital in residential senior mortgage securities that we believe will yield long-term attractive cash flows and returns. In addition, we continued to take steps to restart our core residential credit risk franchise. The specifics on the key metrics by which we measure our performance are highlighted below (please see the tables in this Review for reconciliations between GAAP and non-GAAP metrics):

•
Investment cash flow increased to $64 million, up from $57 million in the first quarter of 2009, and our business cash flow after operating and interest expenses increased to $55 million, compared to $45 million in the prior quarter;

•
GAAP book value per share at the end of the second quarter was $10.35 per share, an increase of $1.95 or 23% from the end of the first quarter, and economic book value per share increased to $11.30, up $1.29 or 13% from the end of the prior quarter;

•	GAAP net income was $7 million, or $0.10 per share, compared with a net loss of $0.65 per share in the first quarter (see the GAAP Income module of this Review for more detail); and

•	We invested $341 million during the second quarter and an additional $158 million in July, primarily in selected senior seasoned RMBS, bringing total capital invested thus far in 2009 to $597 million.

As a backdrop to the discussion that follows, let us start by giving you our thoughts on the factors impacting the residential mortgage market.

From a fundamental standpoint, the underpinnings of the residential mortgage markets continue to deteriorate. Housing prices continue to decline, delinquencies are still rising, and unemployment is still heading in the wrong direction. There is some good news — the overall rate of housing price decline is slowing and select housing markets are showing signs of bottoming. Prepayments ticked up in the second quarter, but that was attributable to low mortgage rates early in the year and prepayments are beginning to moderate as mortgage rates have recently climbed. However, and most importantly, current levels and trends in credit losses, housing prices, and prepayment speeds continue to remain in line with the parameters we have been using for our recent investment decisions.

6	THE REDWOOD REVIEW 2ND QUARTER 2009

QUARTERLY OVERVIEW

Second Quarter 2009 (continued)

In the second quarter, prices for senior RMBS rose by approximately 10% to 15%. This trend continued early into the third quarter, as prices have moved significantly and steadily higher. So, what is behind the dramatic move in prices?  In our opinion, it is best explained by looking back to early March 2009 when prices were at their nadir. At that time, buyers were scarce, extremely cautious, and were looking for attractive yields on an unlevered basis.

A lot has changed in five months.

Buyers are now more plentiful − and include major banks, hedge funds, broker-dealers, and new REITs (and there are others looking to raise capital to enter this market). The negative investment psychology has turned positive and, in some cases, is showing signs of animal spirits. Additionally, some buyers are now willing to pay higher prices in anticipation of enhancing yields by employing leverage that may be available under the government’s PPIP and TALF programs (more on those programs in the new Government Initiatives module in this Review).

The upward movement in prices for senior RMBS has “raised all boats” — in some cases deservedly so, and in others not. We have stuck to our game plan of buying those seasoned senior securities that we believe are well protected on the downside, have the potential to pay off at par, and offer the best long-term cash flow value.

Guessing where prices might go in a volatile market is a tricky business. No one knows for sure, especially as the run up appears to have been largely driven by technical market and psychological factors and not fundamentals. If we had to hazard a guess, it seems to us that the forces driving up prices have a good head of steam. So, unless there is a change in these factors — e.g., PPIP does not play out the way the markets are expecting — we would anticipate prices could stay at elevated levels for some time.

So if prices stay elevated, what would this mean for Redwood?  First, it would be good news for the overall value of our existing portfolio. Furthermore, it could mean we may, in certain cases, sell some securities as part of our normal portfolio management process. In fact, during the second quarter, we sold $50 million of securities for a gain of $7 million, and during July we sold an additional $9 million of securities for a gain of $3 million. As far as new investments are concerned, however, we believe it would be increasingly difficult to find senior secondary RMBS that both meet our investment criteria and exceed our investment hurdle rates of returns.

At the end of July, we had $182 million of uninvested cash. You may wonder, are we concerned about how to put it to work in this new environment?  In short, the answer is no. You can also rest assured we have no intention of relaxing our investment discipline. We believe our long term track record over the years speaks for itself. We are internally managed and get paid on the investment performance we achieve for our shareholders, unlike others in our industry. We believe we could still find select attractive investments, even if prices for RMBS in general remain high. In addition, there is no guarantee that prices will remain elevated. If they fall, there may, once again, be attractive opportunities for investment.

THE REDWOOD REVIEW 2ND QUARTER 2009	7

QUARTERLY OVERVIEW

Second Quarter 2009 (continued)

We also expect that in the near term our investment focus will move more toward structured credit-risk transfer transactions. We believe customized long-term credit risk transfers are well suited to Redwood’s credit and structuring expertise. These are highly illiquid, long-term investments that are appropriate for an unlevered financing structure — a good fit for Redwood’s permanent capital. We deployed $56 million into these types of investments during the second quarter. (Please see the re-REMIC section of the Residential Real Estate Securities module for details.)

Customized credit risk transfer transactions have some characteristics that are similar to the jumbo prime mortgage securitizations we did in the past, and we believe we are getting closer to the day when we will be able to re-enter that business. There is still a lot more work to do before that market begins to function again, but seeing credit risk spreads tighten as they have during this rally gives us hope that one of the economic barriers to the return of a healthy securitization market may be starting to fall. We also feel that the Obama Administration’s Financial Reform Plan reflects the government’s commitment to rehabilitating, rather than eliminating, this financing mechanism. We are participating in the conversations about securitization that are occurring among regulators, members of Congress, banks, rating agencies, and other market participants, but needless to say, there are no easy answers or quick solutions.

On the commercial side, real estate fundamentals are in rapid decline and we believe that things will continue to get worse before they get better. Debt holders are experiencing rapidly rising delinquency rates. Commercial real estate owners are struggling with plummeting property values and negative trends in rental and occupancy rates. There is also a lack of financing alternatives (in the face of large and looming bullet maturities) that could be a further accelerant to the downside. Suffice to say, until we get clarity on how these issues will sort themselves out, we will remain on the sidelines. Going forward, however, we would like to reiterate that the commercial mortgage market remains an important strategic area of investment for us.

Now that we have explained where we think things are going on the investment side of our business, you may be asking yourself about our plans to raise additional capital in the near term. Never say never, but it seems highly unlikely that we would raise additional common equity in 2009. We believe the cash flow from our existing investments, together with our ability to free up capital internally (through asset sales or other means), is sufficient to meet our short-term capital needs.

Before you dig in to the rest of this Review, here are some of our forward-looking thoughts on income (GAAP and tax) and cash flow to keep in mind.

While GAAP earnings may be bumpy for a couple of quarters, as accounting effects from our legacy portfolio work themselves through, our future GAAP earnings will be largely driven by our recent investments in senior RMBS. Legacy assets, including our investments in the Fund, Sequoia, and Acacia (which have been the principal source of pressure on earnings over the past two years as a result of impairment charges) now represent only 12% of our total cash and investments. We look forward to communicating our future performance through GAAP results, as GAAP and the economics of our business track more in-line. Having said that, we would not be Redwood if there was not a decent chance that we will do complex transactions that result in our GAAP financials and our underlying business economics once again diverging.

8	THE REDWOOD REVIEW 2ND QUARTER 2009

QUARTERLY OVERVIEW

Second Quarter 2009 (continued)

As we have explained in prior Reviews, in contrast to GAAP accounting, we are not permitted to establish credit reserves for tax purposes. Instead, since we can only recognize credit losses as they occur, there is a timing difference that results in significant differences between these two earnings metrics. We expect to report a taxable loss in 2009. Even if GAAP income remains positive, it would be difficult to predict with precision when taxable income would turn positive, as it would depend on the timing and inter-relationship of taxable income generated from new investments and the recognition of taxable losses as credit losses are realized on our legacy portfolio.

During the second quarter, cash flow from our residential senior securities exceeded cash flow from our subordinate securities for the first time, reflecting what we have been communicating about the changing composition of our investment portfolio. We expect to continue to produce strong cash flows from our existing investments, as well as from the uninvested cash we held at the end of July and the reinvestment of future cash flows.

In closing, we want to say how proud we are of the Redwood team and the way they have handled the extraordinary circumstances of the past two years. There has been a lot of carnage on Wall Street and at financial institutions around the world, and many formerly solid institutions have proven unable to withstand the market forces that have shaken the global economy. In contrast, Redwood has stood firm, going about our business in a deliberate manner, while acting aggressively to capitalize on market opportunities and build our franchise for the future.

As always, we appreciate your continued support.

Martin S. Hughes President, Chief Financial Officer, and Co-Chief Operating Officer	Brett D. Nicholas Chief Investment Officer and Co-Chief Operating Officer

THE REDWOOD REVIEW 2ND QUARTER 2009	9

FINANCIAL INSIGHTS

Book Value

Summary

▶
The following supplemental non-GAAP balance sheet presents our assets and liabilities as calculated under GAAP and adjusted to reflect our estimate of economic value. We show our investments in the Redwood Opportunity Fund, L.P. (the Fund) and the Sequoia and Acacia securitization entities in separate line items, similar to the equity method of accounting, reflecting the reality that the underlying assets and liabilities owned by these entities are legally not ours. We own only the securities and interests that we have acquired from these entities.

▶
This table, except for our estimates of economic value and the related adjustments, is derived from the consolidating balance sheet presented on page 15. Our estimate of economic value of $11.30 per share is calculated using bid-side asset marks and offer-side marks for our financial liabilities, as required to determine fair value under GAAP. This method of calculating economic value more closely represents liquidation value and does not represent the higher amount we would have to pay at the offered-side to replace our existing assets.

Components of Book Value
June 30, 2009
($ in millions, except per share data)

	As Reported	Adj.		Management's Estimate of Economic Value
Cash and cash equivalents	$337			$337

Real estate securities at Redwood
Residential	499			499
Commercial	16			16
CDO	2			2
Total real estate securities at Redwood	517			517

Investments in the Fund	22			22
Investments in Sequoia	82	(26)	(a)	56
Investments in Acacia	4	1	(b)	5
Total securities and investments	$625			$600

Long-term debt	(150)	99	(c)	(51)

Other assets/liabilities, net (d)	(10)			(10)

Stockholders' equity	$802			$876

Book value per share	$10.35			$11.30

(a) Our Sequoia investments consist of senior and subordinate securities and interest-only securities issued by Sequoia entities. We calculated the $56 million estimate of economic value for these securities using the same valuation process that we followed to fair value our other real estate securities. In contrast, the $82 million of GAAP carrying value of these investments represents the difference between residential real estate loans owned by the Sequoia entities and the asset-backed securities (ABS) issued by these entities to third-party investors. Under GAAP, we account for these loans and ABS issued at cost.

(b) Our $5 million estimate of economic value represents the fair value of our investment in ABS issued by Acacia using the same valuation process we followed to value our other real estate securities, plus the net present value of projected cash flows from our Acacia management fees. In contrast, the $4 million of GAAP carrying value of these investments represents the difference between real estate securities owned by the Acacia entities and the ABS issued by these entities to third-party investors. Under GAAP, we account for these securities and ABS issued at fair value.

(c) As of June 30, 2009, we had $150 million of 30-year long-term debt that matures in 2037 at an interest rate of LIBOR plus 225 basis points. Under GAAP, this debt is carried at cost. Economic value can be difficult to estimate due to a generally inactive trading market for this debt. In July 2009, we repurchased $10 million of this debt at a market price equal to 34% of face value and utilized this price to calculate our $51 million estimate of economic value.

(d) Other assets/liabilities, net are comprised of $3 million of real estate loans, $2 million of deferred taxes, $7 million of accrued interest receivable, and $13 million of other assets, less dividends payable of $19 million and accrued interest and other liabilities of $16 million.

10	THE REDWOOD REVIEW 2ND QUARTER 2009

FINANCIAL INSIGHTS

Book Value (continued)

Summary (continued)

▶
During the second quarter, our GAAP book value increased by $1.95 per share to $10.35. The increase resulted from $1.22 per share of accretion from our June equity offering, $0.52 per share from positive MVA, $0.46 per share from positive earnings before MVA, less $0.25 per share of dividends.

▶
During the second quarter, our economic book value increased by $1.29 per share to $11.30. The increase resulted from $0.86 per share of accretion from our June equity offering, $0.82 per share from net cash flows and net positive MVA on our investments, less $0.14 per share of cash operating and interest expenses and $0.25 per share of dividends.

Quarterly Activity

▶
The table below highlights the components that led to an increase in the fair value of securities at Redwood (which is the same as GAAP carrying value) from $191 million at December 31, 2008 to $517 million at June 30, 2009.

Real Estate Securities at Redwood
($ in millions)

	Three months ended,
	June 30, 2009	March 31, 2009
Beginning fair value	$221	$191

Acquisitions	341	98
Sales	(50)	(1)
Effect of principal payments	(13)	(5)
Change in fair value, net	18	(62)

Ending fair value	$517	$221

▶
During the second quarter, we acquired $341 million in residential securities, consisting of $283 million of prime and Alt-A senior securities, $56 million of prime re-REMIC securities, and $2 million of prime subordinate securities. Further information on these acquisitions and an explanation of re-REMIC securities can be found in the Residential Real Estate Securities module later in this Review.

▶	In July 2009, we acquired $158 million in residential senior securities.

▶
We sold $50 million of securities in the second quarter and generated a gain of $7 million. The sales consisted of securities which had increased in market value to a price we did not believe was justified by the underlying fundamentals. In July, we sold $9 million of securities and generated a gain of $3 million. We continually manage our portfolio and may sell additional assets as conditions merit.

THE REDWOOD REVIEW 2ND QUARTER 2009	11

FINANCIAL INSIGHTS

Book Value (continued)

Cash, Securities, and Investments

▶
Our future earnings are now largely dependent upon how well the senior securities we have been purchasing perform and on the performance of future acquisitions as we deploy our existing cash balance. This point is highlighted in the chart below, which shows our cash, securities, and investments at June 30, 2009, with our securities segmented by acquisition dates.

Cash, Securities, and Investments at Redwood

▶
Securities acquired in 2008 and 2009, which are predominately residential senior securities, combined with cash, represent 88%, or $10.62 per share, of total cash, securities, and investments at June 30, 2009.

▶
Securities acquired in 2007 and earlier, which are predominately subordinated residential and commercial securities, and investments in the Fund, Sequoia, and Acacia, represent 12%, or $1.47 per share, of total cash, securities, and investments at June 30, 2009.

12	THE REDWOOD REVIEW 2ND QUARTER 2009

FINANCIAL INSIGHTS

Book Value (continued)

Components

Cash and Cash Equivalents

▶	At June 30, 2009, we had $337 million in cash and cash equivalents. All of our cash is currently invested in U.S. Treasury Bills or bank deposits insured by the Federal Deposit Insurance Corporation.

Real Estate Securities at Redwood

▶
As we forewarned in prior quarters, the rating agencies have now issued a substantial number of downgrades and the large majority of mortgage-backed securities issued from 2005 through 2008 have now been downgraded. Many of the downgrades have been severe (i.e., from AAA-rated to below investment grade). These downgrades have provided investment opportunities for us as investors who have ratings-based investment limitations or regulatory risk-based capital requirements have, in some cases, been under pressure to sell securities.

▶
We do not rely on credit ratings as part of our investment decision process. Our investment decisions are based on our projection of the underlying collateral cash flows, the level of subordination protecting against projected future losses, and the priority of cash flow received by the security. If, for example, a security originally rated AAA is downgraded to below investment grade, it is still in the most senior position with respect to cash flows.

▶
The following table presents the components of fair value (which equals GAAP carrying value) for real estate securities at Redwood at June 30, 2009. Consistent with our presentation last quarter, we now segment our securities portfolio by senior and subordinate cash flow categories. We also break out the re-REMIC securities we acquired in the second quarter.

Real Estate Securities at Redwood
June 30, 2009
($ in millions)
					% of Total
	<=2004	2005	2006-2008	Total	Securities

Residential
Seniors
Prime	$11	$153	$19	$183	35%
Non-prime	113	102	16	231	44%
Total Seniors	$124	$255	$35	$414	79%

Re-REMIC
Prime	$-	$2	$53	$55	11%
Total Re-REMIC	$-	$2	$53	$55	11%

Subordinates
Prime	$19	$4	$3	$26	5%
Non-prime	1	1	2	4	1%
Total Subordinates	$20	$5	$5	$30	6%

Total Residential	$144	$262	$93	$499	96%

Commercial Subordinates	$8	$2	$6	$16	3%
CDO Subordinates	$-	$2	$-	$2	1%

Total	$152	$266	$99	$517	100%

THE REDWOOD REVIEW 2ND QUARTER 2009	13

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

Investments in the Fund, Sequoia, and Acacia

▶	Our investments in the Fund, Sequoia, and Acacia totaled $108 million, or 14% of our securities and investments at June 30, 2009.

•
The fair value (which equals GAAP carrying value) of our investments in the Fund was $22 million at June 30, 2009. This investment represents a 52% interest in the Fund, which closed in March 2008 and is fully invested, primarily in non-prime RMBS. The Fund is managed by a subsidiary of Redwood.

•
At June 30, 2009, the fair value of our investments in Sequoia was $56 million and the GAAP carrying value was $82 million. These investments consist primarily of interest-only securities (IOs) and to a lesser extent senior and subordinate securities. Our returns on these IOs are most sensitive to prepayments and faster prepayments would negatively impact returns. Material changes in interest rates also have a short-term impact on cash flows received from these assets.

•
At June 30, 2009, the fair value of our investments in Acacia was $5 million and the GAAP carrying value (which equals fair value) was $4 million. These investments consist of equity interests and securities in the Acacia CDO entities we sponsor. We value the management fees at $4 million, which equals our projected management fees discounted at a 45% rate.

Debt

▶
We had no short-term debt at June 30, 2009. We currently believe that it is prudent to fund our investments with permanent capital (equity and long-term debt) that is not subject to margin calls and financial covenants.

▶
As of June 30, 2009, we had $150 million of long-term debt at Redwood due in 2037. Under GAAP, this debt is carried at cost. In July 2009, we repurchased $10 million of this debt at a market price equal to 34% of face value and utilized this price to calculate our $51 million estimate of economic value for these obligations.

14	THE REDWOOD REVIEW 2ND QUARTER 2009

FINANCIAL INSIGHTS

Book Value (continued)

Consolidating Balance Sheet

▶
GAAP requires us to consolidate all of the assets and liabilities of the Sequoia and Acacia securitization entities (which had a combined $4.4 billion of assets and $4.3 billion of liabilities at June 30, 2009), even though the assets are owned by securitization entities and the liabilities are obligations of these securitization entities payable only from the cash flows generated by the assets owned by these entities. Additionally, we are required to consolidate all of the assets and liabilities of the Fund, since Redwood owns the general partnership interest in the Fund and just over half of the limited partnership interests.

▶
The table below shows the consolidating components of our consolidated balance sheet at June 30, 2009. The purpose of this presentation is to show the effect each of the components had on our consolidated shareholders’ equity. The Fund, Sequoia, and Acacia components represent investments and are not separate business segments.

Consolidating Balance Sheet
June 30, 2009
($ in millions)
						Redwood
	Redwood	The Fund	Sequoia	Acacia	Intercompany	Consolidated
Real estate loans	$3	$-	$3,955	$8	$-	$3,966
Real estate securities	517	38	-	304	(55)	804
Investments in the Fund	22	-	-	-	(22)	-
Investments in Sequoia	82	-	-	-	(82)	-
Investments in Acacia	4	-	-	-	(4)	-
Other investments	-	-	-	47	-	47
Cash and cash equivalents	337	-	-	-	-	337
Total earning assets	965	38	3,955	359	(163)	5,154

Other assets	22	4	27	78	-	131

Total assets	$987	$42	$3,982	$437	$(163)	$5,285
Short-term debt	$-	$-	$-	$-	$-	$-
Other liabilities	35	2	2	146	-	185
Asset-backed securities issued - Sequoia	-	-	3,898	-	(55)	3,843
Asset-backed securities issued - Acacia	-	-	-	287	-	287
Long-term debt	150	-	-	-	-	150
Total liabilities	185	2	3,900	433	(55)	4,465

Stockholders’ equity	802	22	82	4	(108)	802
Noncontrolling interest	-	18	-	-	-	18
Total equity	802	40	82	4	(108)	820

Total liabilities and stockholders’ equity	$987	$42	$3,982	$437	$(163)	$5,285

THE REDWOOD REVIEW 2ND QUARTER 2009	15

FINANCIAL INSIGHTS

Cash Flow

▶
The sources and uses of cash in the table below are derived from our GAAP Consolidated Statement of Cash Flows for the second quarter of 2009 by aggregating and netting all items in a manner consistent with the way management analyzes them. This table excludes the gross cash flows generated by our Sequoia and Acacia securitization entities and the Fund (cash flows that are not available to Redwood), but does include the cash flows distributed to Redwood as a result of our investments in these entities. The beginning and ending cash balances presented in the table below are GAAP amounts.

Redwood
Sources and Uses of Cash
($ in millions)
	Three Months Ended
	6/30/09	3/31/09

Beginning cash balance	$333	$126
Business Cash Flows:
Cash flow from securities and investments	$64	$57
Asset management fees	1	1
Operating expenses	(8)	(11)
Interest expense on long-term debt	(2)	(2)
Total business cash flows	55	45

Other Sources and Uses:
Proceeds from asset sales	57	1
Proceeds from equity issuance	238	285
Changes in working capital	4	1
Acquistions	(334)	(98)
Dividends	(16)	(27)
Net other (uses) sources	(51)	162

Net sources (uses) of cash	$4	$207
Ending cash balance	$337	$333

▶
Second quarter business cash flow totaled $55 million, up $10 million from the first quarter, as cash flow from our investment portfolio increased by $7 million and cash operating expenses declined by $3 million. Our operating expenses are likely to increase to some extent in future quarters as we enhance our platform and focus on long-term business initiatives.

▶	Second quarter acquisitions were $341 million. The table above reflects acquisitions of $334 million, as $7 million of these acquisitions were executed in June, but settled in July.

▶
Second quarter cash flow from securities and investments of $64 million included $31 million of coupon interest and $33 million of principal. We caution readers that given the nature of our investments (deep discount subordinated securities, senior securities acquired at discounts, IOs, equity investments in Acacia, and other types) it is difficult to draw conclusions in any one period about what portion of our cash flow represents “income” and what is a “return of capital.” It is only at the end of an asset’s life that we can accurately determine what portion of the cumulative cash received (whether principal or interest) was truly income and what was a return of capital.

16	THE REDWOOD REVIEW 2ND QUARTER 2009

FINANCIAL INSIGHTS

Cash Flow (continued)

▶	The table below presents the components of our cash flow from securities and investments for the first and second quarters of 2009.

Redwood
Cash Flow From Securities and Investments
($ in millions)

	Three Months Ended

	6/30/09	3/31/09

Securities at Redwood
Residential Senior	$26	$10
Residential Subordinate	18	20
Commercial and CDO	4	5
Total Cash Flow from Securities at Redwood	48	35

Investments in the Fund	2	3
Investments in Sequoia	13	18
Investments in Acacia	1	1
Total Cash Flow from Securities and Investments	$64	$57

▶
As expected, with new acquisitions, primarily in senior securities, our quarterly cash flow continued to increase. The chart below shows how much of our cash flow in the second quarter was derived from the portfolio we owned at the beginning of the year, how much was derived from first quarter acquisitions, and how much was derived from second quarter acquisitions.

Cash Flow from Securities and Investments

THE REDWOOD REVIEW 2ND QUARTER 2009	17

FINANCIAL INSIGHTS

Cash Flow (continued)

▶
Depending on the timing of acquisitions within a quarter and the cash remittance cycle between trustees and investors, it could take one to two months before we are generating cash flows from acquisitions. This is illustrated by our second quarter acquisitions of $341 million that generated only $2 million in cash interest in the quarter. (These second quarter acquisitions also generated $6 million of principal payments.) We expect to receive closer to $9 million in cash interest in the third quarter since the face value of these acquisitions was $706 million and the average coupon was 5.17%. In addition, we will be receiving principal as the underlying mortgages prepay. As a result, our cash flows in future quarters from these second quarter acquisitions should increase substantially.

▶
Since we are acquiring more senior securities, the cash flows we receive every quarter will be increasingly dependent on prepayment speeds, and since prepayments will vary, there will be some volatility in the cash flows generated by our senior portfolio.

▶
Cash flow generated from our residential subordinated securities totaled $18 million in the second quarter, compared to $20 million in the first quarter. In the second quarter, we received $10 million from principal payments and $8 million from interest. We earn cash interest payments on the face value ($622 million at June 30, 2009), which is reduced by principal paydowns and credit losses. Credit losses can vary significantly from period to period and totaled $127 million in the second quarter, compared to $137 million in the first quarter. We expect credit losses will remain at elevated levels and thus, cash flows will trend down, and, if the expected credit losses occur quickly, the decline in cash flows from this portfolio could be rapid.

▶
The decrease in cash flow from our investments in Sequoia resulted from lower spread income from the IO securities we own. The spread narrowed as the loan coupons reset down in the second quarter following the downward resets on the related debt in the first quarter. Our IO securities generated $12 million of the $13 million in Sequoia cash flow in the second quarter.

18	THE REDWOOD REVIEW 2ND QUARTER 2009

GOVERNMENT INITIATIVES

Summary

What is this?

This section provides a summary of the major government initiatives affecting our business and industry and discusses how these initiatives may impact us. We have added this section to this quarter’s Redwood Review in order to give you our summary of, and analysis and observations about, these initiatives.

Public-Private Investment Program (PPIP)

▶
Description. In March 2009, the FDIC, the Federal Reserve, and the Treasury Department announced the PPIP, a program designed to facilitate the formation of private investment funds to purchase so-called “toxic assets” from financial institutions. By providing equity capital to match privately-raised capital, and with government provided leverage, PPIP was designed to spur the purchase of up to $1 trillion of legacy real estate assets (loans and securities), thereby freeing up bank balance sheets for new lending. In July, the government announced the initial nine asset managers it had selected for the program.

▶
Observations and Impact on Redwood. The program is currently expected to be $40 billion in size, which falls far short of the original goal. As a result, the program appears able to address only a fraction of the approximately $1.4 trillion of eligible outstanding RMBS. PPIP managers will be able to use modest 2:1 leverage supplied by the government to buy RMBS, which we believe has contributed to (but is not the sole cause of) the recent price rally for senior RMBS. The program appears to be better suited for the CMBS market, since PPIP investment funds can access TALF (see below) and obtain 5:1 leverage for CMBS investments, and this has likely contributed significantly to the stronger rally in prices for TALF-eligible CMBS. Redwood decided not to participate as a PPIP manager in part because the economics were not compelling, but more importantly, because there were significant potential conflicts that could have put limitations on our core business. In the future, PPIP investment funds may compete with us when we are bidding on PPIP eligible assets. We may also sell assets to these funds if we believe prices have outpaced the fundamentals.

Term Asset-Backed Securities Loan Facility (TALF)

▶
Description. In November 2008, the Federal Reserve announced the launch of this $200 billion non-recourse lending facility. TALF enables investors to borrow from the Federal Reserve to finance the acquisition of eligible ABS. Initially limited to ABS collateralized by new student loans, auto loans, credit card loans, and Small Business Administration loans, TALF was subsequently expanded to include legacy CMBS. There has been a high degree of speculation that TALF will be expanded to include legacy RMBS, although both legacy and newly issued RMBS currently remain ineligible.

THE REDWOOD REVIEW 2ND QUARTER 2009	19

GOVERNMENT INITIATIVES

Term Asset-Backed Securities Loan Facility (TALF) (continued)

▶
Observations and Impact on Redwood. The leveraged financing available under TALF appears attractive for eligible assets. Although certain seasoned CMBS are eligible collateral, we believe the commercial real estate fundamentals are in rapid decline and will get worse before they get better and have decided not to participate at this time. We remain skeptical that seasoned RMBS will become eligible collateral, but we support making newly originated RMBS eligible for TALF because it would help banks (by freeing up capital) and provide additional credit for borrowers, which together would be beneficial for the economy. We would consider using TALF as a source of leverage for RMBS if — and these are big ifs — we can get comfortable with the resulting liquidity risk and any operating restrictions that may be imposed by the government. For the time being, we will continue to acquire assets without assuming we will be able to utilize TALF (i.e., based upon unlevered return expectations).

So far, TALF’s primary impact on Redwood has been that it has somewhat contributed to the rally in senior RMBS in anticipation of being able to access TALF. Several competitors have announced plans to raise capital and invest in RMBS — again, in advance of RMBS actually being eligible for TALF.

Loan Modification and Refinancing Programs

▶
Description. Various loan modification and refinancing programs have been implemented by the Bush and Obama Administrations and Congress over the past year. These programs provide incentives and safe harbor protections for servicers to modify interest rates, capitalize arrearages, and postpone scheduled repayments of principal. The government has also permitted borrowers to refinance Fannie Mae or Freddie Mac loans with up to a 125% loan-to-value ratio if one of those two entities already owns the risk associated with the borrower’s mortgage.

▶
Observations and Impact on Redwood. Modifications have always been a part of securitization structures, but they were subject to strict parameters to protect investors. The current loan modification programs, when coupled with the statutory safe harbor for servicers, may be detrimental to restarting the securitization markets, as they potentially undermine contract law. In anticipation of an increase in the number of loan modifications, Redwood has been investing in RMBS backed by loans that we believe are less likely to be impacted (such as prime and seasoned Alt-A loans). Since the beginning of 2008, 10% (by dollar amount) of non-Agency securitized loans have been modified, and the large majority of the modifications have been to subprime (52%) and option ARM (35%) loans, while Alt-A (11%) and prime (2%) loans have experienced fewer modifications (according to data from JPMorgan).

Obama Administration’s Financial Regulatory Reform Proposal

▶
On June 17, 2009, the Obama Administration unveiled its proposed plan for Financial Regulatory Reform. Many aspects of the reform plan would impact Redwood’s business if they are enacted and implemented as proposed. Two of the most relevant portions of the plan relate to reforming securitization and the future roles of Fannie Mae and Freddie Mac. We would note that while this plan outlines the Administration's direction of financial reform, we believe there will likely be significant changes after all the debates are settled and the details ironed-out.

20	THE REDWOOD REVIEW 2ND QUARTER 2009

GOVERNMENT INITIATIVES

Regulatory Reform Plan – Securitization Reform

▶
Description. The reform plan is aimed at strengthening supervision and regulation of securitization markets and proposes several initiatives, including: requiring originators to retain a 5% economic interest in the securitized credit exposure, aligning compensation with longer term performance, increasing transparency, and reforming the credit rating process.

▶
Observation and Impact on Redwood. Restarting the securitization market would be positive for Redwood and we generally support this part of the plan and take comfort that the Administration recognizes the need to reform and restart securitization, which has proven to be a highly efficient mechanism for financing residential mortgage credit. While Redwood’s business model includes retaining an economic interest in securitizations, we think the proposed 5% retention rule should vary depending on the risk of the underlying assets (which could result in a higher or lower percentage of risk retention) and we expect that industry feedback will result in a more tailored risk retention rule.

Regulatory Reform Plan – Future of Fannie Mae and Freddie Mac

▶
Description. Another portion of the reform plan is aimed at determining the future role of Fannie Mae and Freddie Mac, the two largest participants in the residential mortgage financing market, both of which are currently operating under conservatorship. The reform plan suggests several options for consideration, including: winding down their activities, breaking up their businesses into smaller companies, or having them operate in a public utility model.

▶
Observation and Impact on Redwood. It is difficult to speculate on exactly what the outcome will be for Fannie Mae and Freddie Mac, as their fate will likely depend to a large extent on the state of the housing and credit markets, the economy, and the budget deficit when, and if, any proposal is eventually brought before Congress. Given the enormous size ($11 trillion) of the residential mortgage market, there may not be support for continuing to concentrate substantial mortgage risk within the government through these entities. In fact, under current law and regulation, both entities are required to begin shrinking by 10% per year starting in 2010. On the other hand, they have been one of the primary means through which the federal government has implemented policies aimed at expanding, and making affordable, home ownership — goals which continue to have broad appeal, but which have not necessarily been successfully implemented in the past to the detriment of the housing market.

Because of their current size and role, any change in Fannie Mae’s and Freddie Mac’s purpose and mandate, or any change in the manner in which they operate and finance themselves, will likely have broad implications for participants in the industry, including potentially positive or negative implications for Redwood.

THE REDWOOD REVIEW 2ND QUARTER 2009	21

GAAP INCOME

Summary

What is this?

GAAP income is income calculated under generally accepted accounting principles in the United States.

Quarterly Update

▶
Our reported GAAP income was $7 million ($0.10 per share) for the second quarter of 2009, as compared to a loss of $35 million ($0.65 per share) for the first quarter of 2009. Our second quarter earnings reflected $35 million of net interest income before giving effect to a $15 million (or $0.23 per share) loan loss provision at Sequoia and $29 million (or $0.44 per share) of negative MVA. Our earnings benefited from a $19 million ($0.29 per share) non-recurring gain related to the deconsolidation of a Sequoia securitization trust as well as a $7 million ($0.11 per share) gain from the sale of securities.

▶	The following table provides a summary of our GAAP income (loss) for the first and second quarters of 2009.

GAAP Income (Loss)
($ in millions, except per share data)
	Three Months Ended
	6/30/09	3/31/09
Interest income	$74	$82
Interest expense	(39)	(48)
Net interest income	35	34

Provision for loan losses	(15)	(16)
Market valuation adjustments, net	(29)	(43)
Net interest income (loss) after provision and market valuation adjustments	(9)	(25)

Operating expenses	(11)	(11)
Realized gains, net	26	-
Noncontrolling interest	-	1
Benefit from (provision for) income taxes	1	-

GAAP income (loss)	$7	$(35)

GAAP income (loss) per share	$0.10	$(0.65)

22	THE REDWOOD REVIEW 2ND QUARTER 2009

GAAP INCOME

Quarterly Update (continued)

▶
The table below shows the consolidating components of our income statements for the second and first quarters of 2009. The purpose of this presentation is to show the effect each of the components had on our reported income (loss) for these periods. The Fund, Sequoia, and Acacia components represent investments and are not separate business segments.

Consolidating Income Statement
Three Months Ended June 30, 2009
($ in millions)

	Redwood	The Fund	Sequoia	Acacia	Intercompany Adjustments	Redwood Consolidated
Interest income	$18	$1	$34	$22	$(1)	$74
Net discount (premium) amortization	3	1	(4)	-	-	-
Total interest income	21	2	30	22	(1)	74
	-	-	-	-	-
Management fees	1	-	-	-	(1)	-
Interest expense	(2)	-	(23)	(16)	2	(39)
Net interest income	20	2	7	6	-	35
	-	-	-	-	-
Provision for loan losses	-	-	(15)	-	-	(15)
Market valuation adjustments, net	(32)	(1)	(1)	5	-	(29)
Net interest income (loss) after provision and market valuation adjustments	(12)	1	(9)	11	-	(9)
	-	-	-	-	-
Operating expenses	(11)	-	-	-	-	(11)
Realized gains, net	7	-	19	-	-	26
Gain (loss) from the Fund, Sequoia, and Acacia	22	-	-	-	(22)	-
Noncontrolling interest	-	-	-	-	-	-
Benefit from (provision for) income taxes	1	-	-	-	-	1

Net income (loss)	$7	$1	$10	$11	$(22)	$7

Consolidating Income Statement
Three Months Ended March 31, 2009
($ in millions)

	Redwood	The Fund	Sequoia	Acacia	Intercompany Adjustments	Redwood Consolidated
Interest income	$26	$3	$34	$22	$1	$86
Net discount (premium) amortization	(4)	-	-	-	-	(4)
Total interest income	22	3	34	22	1	82

Management fees	1	-	-	-	(1)	-
Interest expense	(2)	-	(25)	(21)	-	(48)
Net interest income	21	3	9	1	-	34

Provision for loan losses	-	-	(16)	-	-	(16)
Market valuation adjustments, net	(26)	(4)	(1)	(12)	-	(43)
Net interest income (loss) after provision and market valuation adjustments	(5)	(1)	(8)	(11)	-	(25)

Operating expenses	(11)	-	-	-	-	(11)
Realized gains, net	-	-	-	-	-	-
Loss from the Fund, Sequoia, and Acacia	(19)	-	-	-	19	-
Noncontrolling interest	-	1	-	-	-	1
Benefit from (provision for) income taxes	-	-	-	-	-	-

Net (loss) income	$(35)	$-	$(8)	$(11)	$19	$(35)

THE REDWOOD REVIEW 2ND QUARTER 2009	23

GAAP INCOME

Quarterly Update (continued)

Redwood

▶
At Redwood, net interest income was $20 million for the second quarter of 2009, as compared to $21 million for the first quarter of 2009. Although interest income on senior securities rose by $6 million due to acquisitions, interest income on subordinate securities declined by $7 million primarily due to our adoption of FSP 115-2. This new standard resulted in the reclassification of $58 million of impairments on securities owned at Redwood at the beginning of the quarter effectively reducing the unamortized discount. See the Accounting Discussion module of this Review for additional discussion on new accounting standards.

▶
Negative MVA at Redwood were $32 million for the second quarter as compared to $26 million for the first quarter. A detailed analysis of MVA is included in the Mark-to-Market Adjustments module of this Review.

▶
We recorded $7 million of gains from the sale of $50 million of securities in the second quarter as market prices for these securities had risen much faster than anticipated due to technical market forces.

▶
Operating expenses were $11 million for the second quarter of 2009, unchanged from the first quarter. We note that our scalable internal management structure enabled Redwood to raise $521 million of common equity in the first half of 2009 and deploy $439 million of capital while reducing operating expenses by $9 million as compared to the first half of 2008. Our operating expenses are likely near their low point and are likely to move somewhat higher in future quarters as we enhance our platform and focus on long-term business initiatives.

The Fund

▶	We recognized income of $0.2 million in the second quarter from the Fund, compared to a $1 million loss in the prior quarter, as there were fewer impairment charges on securities owned by the Fund.

24	THE REDWOOD REVIEW 2ND QUARTER 2009

GAAP INCOME

Quarterly Update (continued)

Sequoia

▶
We recorded income of $10 million in the second quarter, compared to an $8 million loss in the first quarter. The primary reason for the improvement was the deconsolidation of one of the Sequoia securitization trusts, which produced a gain of $19 million. As we noted last quarter, we had previously expensed allowances for loan losses in excess of our investment in this securitization trust, and we indicated that these excess allowances would be recaptured upon deconsolidation.

▶
Net interest income totaled $7 million in the second quarter compared to $9 million in the first quarter as the loan coupons reset lower in the second quarter, following the lower resets of the associated liabilities in the first quarter.

▶
Our loan loss provision for Sequoia remained elevated and totaled $15 million for the second quarter as compared to $16 million for the first quarter, reflecting continued credit deterioration and higher loss expectations. The slight decrease in the amount relates to having fewer loans as a result of the deconsolidation event discussed above.

Acacia

▶
We recorded income of $11 million from Acacia in the second quarter as compared to a loss of $11 million in the first quarter. This increase primarily reflects positive MVA of $5 million recorded in the second quarter as compared to negative MVA of $12 million in the first quarter, a $17 million change. MVA at Acacia reflects the net changes in the values of assets and liabilities, and although the cash flows from the assets are used to pay interest and pay down debt, the prices do not necessarily move in tandem and the net changes can be volatile. Net interest income totaled $6 million, up from $1 million in the prior quarter, primarily due to lower funding costs (which are tied to 3-month LIBOR).

THE REDWOOD REVIEW 2ND QUARTER 2009	25

TAXABLE INCOME

Summary

What is this?

Taxable income is our pre-tax income as calculated for tax purposes. Taxable income differs materially from GAAP income and these two earnings measures are reconciled in Table 2 in the Financial Tables in this Review.

REIT taxable income is pre-tax profit, as calculated for tax purposes, excluding taxable income earned at our taxable subsidiaries. We must distribute at least 90% of our REIT taxable income as dividends in order to maintain our tax status as a REIT.

For our quarterly taxable earnings estimates, we project our taxable earnings for the year based upon various assumptions of events that may occur during the year. However, some events that could have significant impact on our taxable earnings are difficult to project, including the amount and timing of credit losses, prepayments, and employee stock option exercises. Thus, our quarterly taxable earnings are likely to remain volatile.

Quarterly Update

▶
Second quarter estimated taxable earnings were negative $12 million ($0.16 per share) and included $50 million of credit losses. This compares to estimated taxable earnings in the first quarter of negative $14 million ($0.22 per share), which included $53 million of credit losses. The reduction in the loss per share was also attributable to the increase in the number of shares outstanding following our June equity offering.

▶
Second quarter estimated REIT taxable earnings were negative $10 million ($0.13 per share) and included $48 million in credit losses. This compares to estimated REIT taxable earnings in the prior quarter of negative $9 million ($0.14 per share), which included $48 million of credit losses.

▶
For tax purposes, we are not permitted to establish credit reserves as we are able to do for GAAP. Thus, in the period credit losses do occur, there is generally a limited, or no, effect on GAAP income, while a loss is recognized for tax purposes.

▶
As reflected in our designated credit reserves, which total $1.2 billion at June 30, 2009, or $15.18 per share, there are significant credit losses we still expect to recognize in the future. When these credit losses occur, the actual loss recognized for tax purposes will be less than the full credit reserve amount because the loss will be limited to our tax basis, which is generally at a discount to the face value and the credit reserve is equal to the projected face value of losses.

▶
The timing of losses and which loans default will result in volatility in our tax results. As an example, although housing prices continued to decline and delinquencies continued to increase, our credit losses in the second quarter were slightly lower than in the first quarter, and the mix of defaulted loans and our basis in those loans varied. In the second quarter, we had $136 million in face losses, which resulted in $50 million in tax losses, while in the first quarter we had $143 million of face losses, which resulted in $53 million of tax losses. Temporary foreclosure moratoriums, which have since been lifted, may have contributed to this decline in the second quarter. We anticipate that losses will continue and likely increase in the second half of 2009, and thus we continue to expect this year’s taxable income to be negative.

▶
There are many differences in how we account for our assets and liabilities for GAAP and tax purposes and these differences can sometimes lead to material differences in our quarterly results. These differences also lead to differences in the basis of our assets. At June 30, 2009, our tax basis for securities at Redwood (excluding investments in the Fund, Sequoia, and Acacia) was $442 million higher than our GAAP basis.

26	THE REDWOOD REVIEW 2ND QUARTER 2009

TAXABLE INCOME

Quarterly Update (continued)

▶
The tax basis of the Sequoia IOs we own is $27 million. Many of the underlying pools of loans have paid down or will pay down within the next year to levels where they are callable. If and when these are called, any remaining tax basis in the IO’s will be written off, creating a tax loss. We do not anticipate calling any Sequoia deals in the foreseeable future.

▶	The table below reconciles our GAAP and estimated taxable income for the second quarter of 2009 followed by an explanation of the accounting treatments leading to the differences.

GAAP and Taxable Income (Loss)
($ in millions, except per share data)

	Three Months Ended June 30, 2009

	GAAP	Tax	Differences

Net interest income	$35	$48	$13
GAAP provision for loan losses	(15)	-	15
Realized tax credit losses	-	(50)	(50)
Market valuation adjustments, net	(29)	-	29
Operating expenses	(11)	(10)	1
Realized gains, net	26	-	(26)
Benefit from (provision for) income taxes	1	-	(1)
Less: Net income attributable to noncontrolling interest	-	-	-
Net income (loss)	$7	$(12)	$(19)
Estimated taxable earnings per share	$0.10	$(0.16)	$(0.26)

•
Net interest income for tax is higher because we cannot anticipate future credit losses in determining the current period yield for an asset and thus we generally amortize more of an asset’s purchase discount into income for tax than for GAAP prior to anticipated credit losses occurring.

•	For GAAP, we take credit provisions for loan losses while for tax purposes we cannot establish loan loss reserves for future anticipated events.

•	Realized credit losses are expensed when incurred for tax. For GAAP, these losses are anticipated through lower yields on assets or through loan loss provisions.

•	For GAAP, we recognize certain MVA through the income statement. These are generally not recognized for tax purposes.

•
The timing, and for some expenses, the amount, of some of our compensation expenses are different under GAAP accounting than for tax accounting. In this quarter, these differences were not significant, but they could be in future periods.

•
Since amortization and impairments on assets differ for GAAP and tax, the GAAP and tax basis on sold assets may differ, resulting in differences in gains on sale. In addition, for tax purposes, we are able to net capital losses against gains. Thus, although we sold assets in the second quarter and generated a GAAP gain of $7 million, for tax purposes these sales generated gains of $6 million and were offset by capital losses from prior years. As of June 30, 2009, we still had $17 million of capital losses at the REIT available to offset future capital gains.

•
For tax purposes, we do not consolidate noncontrolling interests as we do under GAAP. In the second quarter, as discussed earlier, the deconsolidation of one of our Sequoia securitizations resulted in a GAAP gain of $19 million. This was not a tax event and there was no recognition of any gain for tax purposes.

THE REDWOOD REVIEW 2ND QUARTER 2009	27

DIVIDENDS

Summary

What is this?

As a REIT, we are required to distribute at least 90% of our REIT taxable income in the form of dividends to shareholders. Our board of directors can declare dividends in excess of this minimum requirement.

The chart below shows the regular and special dividends per share paid to shareholders for the indicated periods and our projected regular dividend for 2009.

Regular and Special Dividends per Share

Quarterly Update

▶	On November 10, 2008, our board of directors announced its intention to pay a regular dividend of $0.25 per share per quarter in 2009.

▶	On May 19, 2009, our board of directors declared a regular dividend of $0.25 per share for the second quarter, which was paid on July 21, 2009 to shareholders of record on June 30, 2009.

▶
We expect to report a taxable loss at the REIT level for 2009 due to the expected realization of credit losses. We currently expect that Redwood’s 2009 regular dividend will constitute a return of capital and, as such, will not be taxable to shareholders.

▶	There was no undistributed REIT taxable income at June 30, 2009.

▶	We do not expect to pay a special dividend in 2009.

28	THE REDWOOD REVIEW 2ND QUARTER 2009

CAPITAL AND LIQUIDITY

Summary

What is this?

We use capital to fund our operations, invest in earning assets that are generally illiquid, fund working capital, and meet lender capital requirements with respect to collateralized borrowings, if any.

Through our internal risk-adjusted capital policy, we allocate a prudent level of capital for our earning assets to meet liquidity needs that may arise. In most cases, the amount of allocated capital is equal to 100% of the fair value of the asset. The amount of capital that exceeds our risk-adjusted capital guidelines, less short-term debt, pending investment settlements and operating expenses, and other miscellaneous capital allocations, is excess capital that can be invested to support business growth.

At June 30, 2009, our capital base included common equity plus $150 million of long-term debt at Redwood, which is due in 2037.

Declines in the fair value of assets generally do not have an effect on excess capital, as asset value declines usually reduce both available capital and capital required for these investments by an equal amount.

Redwood Reported Capital

Quarterly Update

▶
In June 2009, we completed our second public offering of common stock this year to raise capital for investment and growth. We issued 17 million shares with net proceeds from the offering of $238 million.

▶	Capital totaled $952 million at June 30, 2009, an increase of $296 million from the $656 million of capital at March 31, 2009.

▶
Our excess capital position was $325 million at June 30, 2009, compared to $328 million at March 31, 2008. During the second quarter, our sources of capital were: $55 million from portfolio cash flows and management fees in excess of operating and interest expenses; $238 million from the public offering; $57 million from asset sales; and $4 million of net changes in operating capital (in accordance with our internal risk-adjusted guidelines). Uses of capital included the payment of $16 million in dividends and $341 million for asset acquisitions.

THE REDWOOD REVIEW 2ND QUARTER 2009	29

MARK-TO-MARKET ADJUSTMENTS

Market Conditions

▶
The market for senior residential and commercial securities significantly improved during the second quarter as demand increased and prices rose. The following chart illustrates generically the prices that investors were willing to pay for senior RMBS and CMBS over the last one and a half years.

Senior RMBS and CMBS Prices

▶
Prices for senior residential securities steadily increased throughout the second quarter, finishing up 10-20%. Strong demand for prime and Alt-A senior securities contributed to the rise in prices, with new REITs and fund investors entering the market in anticipation of government programs such as TALF and PPIP. In the near term, we expect prices for senior securities to continue to be driven by these technical forces, rather than fundamentals.

▶
Contributing to the strong demand for residential senior securities was the creation and sale of new residential re-REMIC securities in the second quarter. The consummation of these re-REMIC transactions provided additional pricing information to the market, which particularly benefited prime senior securities, many of which can now be resecuritized and sold to a broader range of investors.

▶
As prices rose during the quarter, a significant new supply of residential senior securities came to market from foreign banks, with hedge funds, money managers and commercial banks also contributing. Voluntary asset sales were met with robust demand, resulting in significantly higher trading volume than in recent quarters. Forced sales were much less prominent during the second quarter, with the exception of the Thornburg Mortgage portfolio liquidation in April.

▶
Prices for subordinate residential and commercial securities declined in the second quarter as credit fundamentals worsened and trading activity remained light. Subordinate securities continue to be priced by the market according to near-term cash flow expectations, as many of these securities will lose their outstanding principal to credit losses over the next few years.

30	THE REDWOOD REVIEW 2ND QUARTER 2009

MARK-TO-MARKET ADJUSTMENTS

Total Mark-to-Market Adjustments

▶
We appreciate that understanding mark-to-market (MTM) adjustments is not easy and this quarter it is further complicated by the adoption of FSP 115-2. As a result of the one-time adjustment required upon adoption of this new accounting principal, our total MTM adjustments were negative. This occurred even though, in aggregate, the market value of our portfolio of assets and liabilities increased during the second quarter. The table below shows the consolidating impact of mark-to-market (MTM) adjustments on our balance sheet (positive $8 million) and income statement (negative $29 million) in the second quarter of 2009. The balance sheet MTM adjustments are broken out between changes in the equity account that occurred during the quarter and the one-time FSP 115-2 reclassification.

Mark-to-Market Adjustments on Assets and Liabilities
Consolidating Balance Sheet and Income Statement Effects
Three Months Ended June 30, 2009
($ in millions)

		The
	Redwood	Fund	Sequoia	Acacia	Total
Balance sheet effect
FSP 115-2 adjustment	(58)	(3)	-	-	(61)
Net change in equity account	$66	$3	$-	$-	$69
Total balance sheet effect	8	-	-	-	8

Income statement effect
Market valuation adjustments
Fair value assets and liabilities	-	-	(1)	5	4
Impairment on AFS securities	(32)	(1)	-	-	(33)
Total income statement effect	(32)	(1)	(1)	5	(29)

Total mark-to-market adjustments	$(24)	$(1)	$(1)	$5	$(21)

▶	The table below illustrates the percentage change in values during the second quarter in our AFS securities at Redwood. In aggregate, the value of our securities increased $18 million.

Pricing Summary
Securities at Redwood
June 30, 2009
	Q1 and Prior Acquistions (1)			Q2 Acquisitions (1)

	Fair Value as % of Face at:
Portfolio	6/30/09	3/31/09	Percentage Change in Price (2)	Fair Value as % of Face at 06/30/09	Acquisition Price	Percentage Change in Price (2)
Residential Senior
Prime	64%	53%	21%	69%	66%	5%
Non-prime	42%	40%	5%	69%	66%	5%
Residential Re-REMIC	-	-	-	23%	24%	(4%)
Residential Subordinate
Prime	6%	7%	(14%)	5%	6%	(17%)
Non-prime	1%	1%	0%	-	-	-
CDO	10%	11%	(9%)	-	-	-
Commercial Subordinate	3%	5%	(40%)	-	-	-

(1) Only includes securities still held at June 30, 2009.
(2) This represents the percentage changes in prices by security type for the three months ended June 30, 2009, or since acquisition.  These price changes are specific to our portfolio and may not be indicative of the price changes in the market in general.

THE REDWOOD REVIEW 2ND QUARTER 2009	31

MARK-TO-MARKET ADJUSTMENTS

Total Mark-to-Market Adjustments (continued)

▶
The senior securities we held for the full quarter increased in value by $17 million and the residential and commercial subordinate securities we owned for the full quarter decreased in value by $11 million.  In aggregate, the fair value of this portfolio increased $6 million during the quarter.

▶
In the market for securities, a spread exists between bid and ask prices and as a result, the price we can immediately sell a security for is lower than the price at which we purchased it. During the quarter, this bid-ask spread narrowed for senior RMBS, and with prices increasing throughout the period as a general matter, the bid price at the end of the quarter was higher than our acquisition price. In aggregate, our second quarter acquisitions increased in value by $12 million from purchase to the end of June.

Mark-to-Market Valuation Process

▶
Market values reported for our assets and liabilities (except for those held at historical cost) reflect an “exit price,” or the amount we believe we would realize if we sold an asset or would pay if we repurchased a liability in an orderly transaction. This is the required accounting standard even if we have no intention to sell assets or repurchase liabilities.

▶
Establishing market values is inherently subjective given the volatile and illiquid markets for our real estate assets and liabilities and requires us to make a number of assumptions, including the future of interest rates, prepayment rates, discount rates, credit loss rates, and the timing of credit losses. The assumptions we apply are specific to each asset or liability.

▶
Although we rely on our internal calculations to compute the fair value of the securities we own, we request and consider indications of value (marks) from third-party dealers to assist us in our valuation process. The availability of third-party marks continues to decline, in part because some dealers no longer exist and others have ceased providing client valuation services. For June 30, 2009, we received dealer marks on 73% of our securities and 95% of our ABS issued. In the aggregate, our internal valuations of the securities on which we received dealer marks were 1% lower than the aggregate dealer marks. Our internal valuations of our ABS issued on which we received dealer marks were 14% higher than the aggregate dealer marks.

32	THE REDWOOD REVIEW 2ND QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Summary

What is this?

Redwood invests in securities that are backed by pools of residential real estate loans. Most of our investments in residential real estate securities are backed by prime residential loans and some are backed by non-prime loans such as Alt-A loans. Historically, we used our credit risk analysis capabilities to guide us in the acquisition of subordinated securities, which carry concentrated credit risk. More recently, our credit risk analysis has been appropriate in understanding the range of risks and returns applicable to senior securities which carry less concentrated credit risk, and our acquisitions have been heavily weighted to this type of security. The following discussion refers only to the residential securities owned by Redwood, exclusive of the securities owned by the Fund, Sequoia, and Acacia, and exclusive of Redwood’s investments in these entities.

Quarterly Update

▶
Nationally, mortgage delinquencies rose throughout the quarter as housing fundamentals continued to deteriorate. We are modeling that housing prices will decline further and that delinquencies and foreclosures will continue to increase.

▶
Credit losses remain elevated on a nationwide basis and vary significantly across different credit sectors and vintages. Loss severities for prime mortgage loans that defaulted in the second quarter averaged between 35-45%, while loss severities for defaulted non-prime loans averaged 50-75%.

▶
At June 30, 2009, the market value of our residential securities totaled $499 million, consisting of $183 million in prime senior securities, $231 million in non-prime senior securities, $55 million in re-REMIC securities, and $30 million in subordinated securities. Each of these is further discussed in a separate module below.

▶	During the second quarter, we invested $341 million in securities. The table below shows selected information on these acquisitions.

Acquisitions
Three Months Ended June 30, 2009
($ in millions)
		Weighted
		Average	Credit
	Purchases	Price %	Support %

Prime
Senior	$121	64	7
Re-REMIC	56	24	5
Subordinate	2	6	2
Total Prime	179

Alt-A
Senior	162	65	14

Total Acquisitions	$341

THE REDWOOD REVIEW 2ND QUARTER 2009	33

RESIDENTIAL REAL ESTATE SECURITIES

Quarterly Update (continued)

▶
Our investment strategy has shifted since the beginning of 2008 toward acquiring residential senior securities with, what we believe is, a comfortable margin of safety to protect against escalating credit losses. Due to the dislocations in the credit markets, we have been able to buy senior securities at significant discounts to principal value. Our returns on these investments will be based on how much principal and interest we ultimately receive and how quickly we receive it.

▶
Prepayment rates in the second quarter were mixed, with noticeable differences depending upon the credit worthiness of the borrower. Voluntary prepayments on prime loans increased throughout the quarter and ended the period at between 18-25% CPR — faster than the previous quarter’s CPR of 15-20%. Higher quality Alt-A loans also saw an uptick in prepayment rates throughout the quarter, while lower quality Alt-A loans continued to prepay at much slower levels.

▶
At June 30, 2009, the net unamortized discount on our residential securities was $386 million, comprised of $91 million on prime senior securities, $134 million on non-prime senior securities, $134 million on re-REMIC securities, and $27 million on subordinated securities. The rate at which we recognize this discount as income is dependent on how fast the underlying loans prepay — the faster the prepayments, the higher the yield.

▶	The following table breaks out the underlying loans of our prime residential securities by size, loan type, and vintage.

Prime Securities at Redwood
Composition by Product Type, Vintage, and Balance
June 30, 2009

	<= 2004		2005		2006		2007		2008		Total
Product	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate (1)

Hybrid/ARM (2)	24%	4.55%	40%	5.40%	32%	5.97%	11%	6.40%	8%	6.13%	27%	5.07%
Fixed	11%	5.68%	5%	6.00%	13%	6.29%	49%	6.41%	76%	6.56%	14%	6.02%

Jumbo	35%		45%		45%		60%		84%		41%

Hybrid/ARM (2)	36%	4.67%	48%	5.46%	39%	5.99%	6%	6.40%	2%	6.37%	35%	5.08%
Fixed	29%	5.65%	7%	5.98%	16%	6.25%	34%	6.40%	14%	6.46%	24%	5.82%

Conforming	65%		55%		55%		40%		16%		59%

Totals	100%		100%		100%		100%		100%		100%

(1) Average rate is based on underlying loan balances.
(2) ARMs represent approximately 2% of our portfolio.

▶	The majority (59%) of the loans underlying our securities are within the Agency conforming loan limit. These limits vary by county and are as high as $729,750 in high cost areas.

▶
The table above also provides the weighted average coupon rates for the respective vintage buckets. As of the end of July 2009, the current fixed mortgage rate for a conforming Agency loan was approximately 5.25%. As mortgage rates decline, the ability of borrowers to refinance and the attractiveness of financing increases, although mortgage rates are only one of the factors affecting refinancing.

34	THE REDWOOD REVIEW 2ND QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Quarterly Update (continued)

▶
We expect that government stimulus and intervention could have the effect of increasing prepayment rates through lower mortgage rates for the most credit-worthy borrowers, while having little impact on prepayment rates for credit-impaired borrowers. Early in 2009, mortgage rates were relatively low and this led to the increased prepayment speeds we have experienced thus far this year. However, beginning in the second quarter, mortgage rates started to increase (as illustrated in the chart below) and we expect this to result in slower prepayments in the next few quarters.

▶
Historically, conforming loan rates have generally been about 200 basis points over 10-year Treasury rates and jumbo mortgage rates have been roughly 25 basis points over conforming loan rates.  As illustrated in the chart below, these long term trends have not continued during the last two years, as mortgage rates have not declined as much as Treasury rates and the difference between conforming loan rates and jumbo loan rates has increased.   The chart also illustrates that mortgage rates have generally declined in the early part of 2009, but have recently increased from historically low levels.

Jumbo and Conforming 30-Year Mortgage Rates

THE REDWOOD REVIEW 2ND QUARTER 2009	35

RESIDENTIAL REAL ESTATE SECURITIES

Residential Prime Senior Securities Portfolio

What is this?

Residential prime securities are mortgage-backed securities backed by prime residential mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on our prime senior securities and underlying loan characteristics are set forth in Tables 9, 10, 12, and 16 in the Financial Tables in this Review.

Quarterly Update

▶
Interest income generated by our prime senior securities was $5 million in the second quarter. Annualizing this level of income is not necessarily reflective of our expected reported yields on this portfolio as there is generally a lag of one to two months between when we acquire a security and when we begin to receive interest payments and report the full effective yield on that asset.

▶	The following table presents information on our residential prime senior securities at Redwood at June 30, 2009. Most of our senior securities are from the 2005 vintage.

Credit Support Analysis - Prime Senior Securities at Redwood
By Vintage
June 30, 2009
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$15	$224	$16	$21	$276
Net unamortized discount	(4)	(76)	(4)	(7)	(91)
Credit reserve	-	(3)	-	(1)	(4)
Unrealized gains (losses)	-	8	(5)	(1)	2

Fair value of AFS Prime Senior Securities	$11	$153	$7	$12	$183

Overall credit protection to Prime Senior Securities (1)	8.51%	7.20%	3.74%	4.41%	6.34%
Serious delinquencies as a % of collateral balance (1)	6.28%	4.68%	2.16%	3.98%	4.45%

(1) Overall credit protection and serious delinquency rates are weighted by securitization balances. Credit protection and delinquencies may vary significantly by securtization.

▶
The overall credit protection data presented in the table above represents the level of protection for the position owned by Redwood. The credit reserve represents the losses we expect these securities to absorb. Over time, the performance of these securities may require us to reassess the amount of credit reserves we designate. We acquire securities assuming a range of outcomes and believe our returns can still be attractive even if losses increase above our current estimates.

▶
Comparing the level of credit protection available to seriously delinquent loans provides a measure of the low level of credit sensitivity that exists within our senior securities portfolio. For example, a senior security may have 7% of credit protection with serious delinquencies currently at 4%. Assuming a historically high 50% loss severity on these delinquencies would produce losses of 2%, leaving enough credit support for an additional 5% of losses before the senior security would start to absorb credit losses.

▶
We remind you that regardless of how high delinquencies rise, once losses in a pool of mortgages exceed our investment in that pool, we cannot suffer additional losses as the most we have to lose is capped at our investment in the securities in that pool.

36	THE REDWOOD REVIEW 2ND QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Residential Non-Prime Senior Securities Portfolio

What is this?

Residential non-prime securities are mortgage-backed securities backed by non-prime residential mortgage loans. Non-prime residential loans include Alt-A, Option ARM, and subprime mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on our non-prime senior securities and underlying loan characteristics are set forth in Tables 9, 10, 12, and 16 in the Financial Tables in this Review.

Quarterly Update

▶	Interest income generated by our non-prime senior securities was $7 million in the second quarter.

▶	The following table presents information on our residential non-prime senior securities at Redwood at June 30, 2009. Most of our non-prime senior securities are from 2005 and prior vintages.

Credit Support Analysis - Non-Prime Senior Securities at Redwood
By Vintage
June 30, 2009
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$161	$185	$25	$17	$388
Net unamortized discount	(52)	(66)	(10)	(6)	(134)
Credit reserve	(1)	(8)	-	(7)	(16)
Unrealized gains (losses)	5	(9)	(4)	-	(8)

Fair value of Non-Prime Senior Securities (AFS)	$113	$102	$11	$4	$230

Overall credit protection to Non-Prime Senior Securities (1)	15.81%	27.30%	35.73%	42.89%	26.08%
Serious delinquencies as a % of collateral balance (1)	9.77%	15.92%	17.24%	50.04%	15.65%

Fair value of Non-Prime Senior Securities (trading)	$-	$-	$-	$1	$1

Total fair value of Non-Prime Senior Securities	$113	$102	$11	$5	$231

(1) Overall credit protection and serious delinquency rates are weighted by securitization balances. Credit protection and delinquencies may vary significantly by securtization.

▶
Serious delinquencies in our non-prime senior portfolio are significantly higher than in our prime senior portfolio. However, the levels of credit and structural protection are also significantly higher and, as a result, our non-prime senior portfolio can withstand higher levels of credit losses. Please see the discussion on the previous page on comparing the level of credit support to serious delinquencies.

THE REDWOOD REVIEW 2ND QUARTER 2009	37

RESIDENTIAL REAL ESTATE SECURITIES

Residential Re-REMIC Support Securities Portfolio

What is this?

A re-REMIC is a re-securitization of asset-backed securities.  Depending on the structure of the re-REMIC, the cash flows from, and any credit losses absorbed by, the underlying asset-backed securities can be allocated among the re-REMIC securities issued in the re-securitization transaction in a variety of ways.

Of late, one or more prime residential senior securities have been pooled and securitized to create a two-tranche structure with a re-REMIC senior security and a re-REMIC support security.  In these re-REMICs all principal payments from the underlying senior securities are directed to the re-REMIC senior security until its face value is zero.  Thereafter, all principal payments are directed to the re-REMIC support security.  Credit losses on the re-REMIC support security occur only when credit losses exceed the credit protection provided to the underlying senior securities by the subordinate securities within their respective securitization structures.  Both the re-REMIC senior security and the re-REMIC support security generally receive interest while any face value is outstanding.

Quarterly Update

▶	Interest income generated by our residential re-REMIC support securities was minimal due to the timing of the acquisitions in the second quarter.

▶
The following table presents information on our residential re-REMIC support securities at Redwood at June 30, 2009. All of our residential re-REMIC support securities are backed by senior securities with prime loans from 2005 and 2006 as collateral.

Credit Support Analysis - Re-REMIC Support Securities at Redwood
By Vintage
June 30, 2009
($ in millions)

	2005	2006	Total

Current face	$10	$226	$236
Net unamortized discount	(6)	(128)	(134)
Credit reserve	(2)	(44)	(46)
Unrealized gains (losses)	-	(1)	(1)

Fair value of AFS re-REMIC Support Securities	$2	$53	$55

Overall credit protection to re-REMIC support securities (1)	4.50%	4.69%	4.63%
Serious delinquencies as a % of collateral balance (1)	1.30%	3.66%	2.90%

(1) Overall credit protection and serious delinquency rates are weighted by securitization balances. Credit protection and delinquencies may vary significantly by securtization.

38	THE REDWOOD REVIEW 2ND QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Residential Subordinate Securities Portfolio

What is this?

Subordinate securities are the interests in a securitization that are not senior interests. Subordinate securities are those interests in a securitization that have the last right to cash flows and are first in line to absorb losses. Residential subordinate securities owned at Redwood are backed by prime and non-prime residential loans. Information on our subordinate securities and underlying loan characteristics are set forth in Tables 9, 10, 12, and 16 in the Financial Tables in this Review.

Quarterly Update

▶	Interest income generated by our residential subordinate securities was $6 million in the second quarter.

▶	The table below presents the components of fair value (which equals GAAP carrying value) of residential subordinate securities at Redwood at June 30, 2009.

Residential Subordinate Securities at Redwood
June 30, 2009
($ in millions)

	Vintage
	<=2004	>=2005	Total
Available for sale (AFS)
Current face	$233	$389	$622
Credit reserve	(168)	(361)	(529)
Net unamortized discount	(23)	(4)	(27)
Amortized cost	42	24	66

Unrealized gains	1	1	2
Unrealized losses	(24)	(15)	(39)

Fair value of AFS Subordinate Securities	$19	$10	$29

Fair value of trading subordinate securities	1	-	1

Total fair value of Subordinate Securities	$20	$10	$30

▶
The following table presents information on our residential available for sale (AFS) subordinate securities at Redwood at June 30, 2009, by their priority to absorb losses within their respective securitization.

Residential AFS Subordinate Securities at Redwood
By Loss Ranking and Vintage
June 30, 2009
($ in millions)

	<2004			2005-2008			Total
	Face	Credit Reserve	Market Value	Face	Credit Reserve	Market Value	Face	Credit Reserve	Market Value
Loss rank
6th	$22	$4	$4	$73	$48	$4	$95	$52	$8
5th	22	8	2	38	37	1	60	45	3
4th	14	10	2	49	49	2	63	59	4
3rd	42	37	3	109	108	1	151	145	4
2nd	37	29	3	78	78	1	115	107	4
1st	96	80	5	42	41	1	138	121	6
Total	$233	$168	$19	$389	$361	$10	$622	$529	$29

THE REDWOOD REVIEW 2ND QUARTER 2009	39

COMMERCIAL REAL ESTATE SECURITIES

Commercial Securities Portfolio

What is this?

We invest in securities that are backed by pools of commercial real estate loans. All of our existing commercial investments are subordinated securities. Information on our commercial securities and underlying loan characteristics can be found in Tables 14 and 15 in the Financial Tables in this Review. The following discussion refers only to the commercial securities owned by Redwood, exclusive of commercial securities owned by Acacia.

Market Conditions

▶
Rapid deterioration in the commercial real estate sector was apparent in the second quarter. The ongoing economic recession has profoundly affected property level performance, driving declines in rental rates and increases in vacancy levels. Industrywide, CMBS serious delinquencies (defined as loans that are 60+ days past due) increased by more than 1% over the past quarter to 2.77% at June 30, 2009. Delinquencies continue to trend higher into the third quarter.

▶
The commercial real estate financing market also continues to deteriorate. With the securitization market (which provided 40% of the financing in 2006 and 2007) closed, and lending from traditional sources such as banks and insurance companies significantly curtailed, the approximate $750 billion of commercial loans that are maturing over the next three years greatly exceeds the sector’s current lending capacity. It remains unclear how properties that were aggressively financed at the top of the market from 2005 through 2007 will attract new financing in a more conservative lending environment. This has placed significant downward pressure on property values across the country.

▶
Adding to uncertainty in this market are recent legal actions relating to the CMBS trust structure. Secured CMBS investors have unexpectedly been intertwined with unsecured creditors in the bankruptcy court proceedings of a few large commercial borrowers. With a growing number of borrowers experiencing unprecedented stress, the CMBS structure will continue to be tested as bankruptcy filings persist.

▶
In spite of the deterioration in underlying fundamentals, prices for senior securities improved during the second quarter, reacting favorably to the announced terms of the Federal Reserve’s TALF program, and the Treasury’s PPIP program. The non-recourse leverage expected to be available to finance the purchase of CMBS through these government programs has resulted in significant market price increases for qualifying AAA-rated CMBS. Prices for certain AAA-rated CMBS rallied from approximately $69 to $80 by the end of the second quarter, and rallied further to the low-to-mid $90s in early July after additional terms to these programs were announced.

▶
Prices for subordinate securities continued to experience downward pressure during the quarter. These securities do not stand to benefit from currently proposed government programs and therefore their values more closely reflect the underlying credit fundamentals.

Quarterly Update

▶	Our commercial securities generated $4 million of cash flow during the second quarter, down from $5 million in the first quarter.

40	THE REDWOOD REVIEW 2ND QUARTER 2009

COMMERCIAL REAL ESTATE SECURITIES

Commercial Securities Portfolio (continued)

Quarterly Update (continued)

▶
We expect cash flow on this portfolio to be volatile due to the timing of anticipated defaults and credit losses. Structural considerations specific to CMBS, such as interest shortfalls due to property appraisal reductions and special servicing fees incurred on distressed loans, also impact the timing of interest cash flows and affect our returns.

▶
Due to a continuing deterioration in fundamentals (increasing vacancies, falling rents, and difficulty in refinancing) and a weak economy, the value of our commercial securities, all of which are subordinate securities, declined by $7 million to $16 million, and were reported at 3% of face value at the end of the second quarter.

▶	The following table presents our commercial securities portfolio by vintage.

Credit Support Analysis - Commercial Securities Portfolio
By Vintage
June 30, 2009
($ in millions)

	<=2004		2005		2006		2007		Total
	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans

Current Face	$49		$121		$257		$80		$507
Net unamortized (discount) premium	(7)		2		5		1		1
Credit reserve	(35)	0.20%	(121)	0.63%	(257)	0.44%	(80)	0.23%	(493)	0.38%
Unrealized gains (losses)	1		-		-		-		1

Fair value	$8		$2		$5		$1		$16

Overall credit protection to subordinate CMBS (1)		2.43%		0.00%		1.26%		1.45%		1.25%
Serious delinq as a % of collateral balance (1)		1.19%		1.96%		3.18%		4.40%		2.48%

(1) Overall credit protection and serious delinquency rates are weighted by securitization balances.  Credit protection and delinquencies may vary significantly by securtization.

▶
In line with the broader CMBS market, credit performance of our commercial portfolio continued to weaken during the second quarter. At June 30, 2009, serious delinquencies were $1.2 billion, or 2.48% of the outstanding loan balance, an increase from 1.41% at March 31, 2009.

▶
Although delinquencies in our portfolio are rising in line with overall trends, of our twenty “first-loss” CMBS securities, eight have delinquency rates below 1%. These securities are concentrated in the 2004 and 2005 vintages and generated $1 million of cash flow during the second quarter. We note that delinquency percentages can increase quickly and significantly due to the existence of large commercial loans in these securitizations.

▶
Our $493 million of credit reserve on commercial securities reflects our belief that we will receive little principal from these investments. Since commercial securities do not prepay like residential securities, our returns will be based on our receiving interest on the outstanding face value until the anticipated credit losses occur or our cash flow is shut off due to appraisal reductions or special servicing requirements.

▶
Realized credit losses on our commercial securities of $5 million were charged against our designated credit reserve during the second quarter. For tax purposes, our deduction for these realized losses was $2 million. This deduction is less than the principal value of credit losses incurred on the underlying loans, as we own our commercial securities at a tax basis that is substantially less than par value.

THE REDWOOD REVIEW 2ND QUARTER 2009	41

INVESTMENTS IN SEQUOIA

Summary

What is this?

Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue ABS backed by these loans. The vast majority of loans that Sequoia entities acquire are prime-quality loans. Most of the senior securities created by Sequoia were sold to third-party investors. Redwood acquired most of the subordinated securities and acquired most of the IOs for securitizations issued before 2006. Although Redwood’s investment in Sequoia entities is relatively small and limited, the loans and ABS issued by Sequoia are shown on our consolidated financial statements. Redwood’s investments in these entities do not appear on our balance sheet as assets; rather, they are reflected as the difference between the consolidated assets of Sequoia and the consolidated Sequoia ABS issued to third parties.

Redwood’s credit risk is generally limited to its investment in the subordinated securities Redwood acquired from the Sequoia entities. Each Sequoia entity is independent from the others, thus the performance of any one Sequoia entity does not affect any other Sequoia entity.

Information on underlying loan characteristics in the Sequoia securitization entities can be found in Tables 11 and 13 in the Financial Tables in this Review.

Quarterly Update

▶
Cash generated by investments in Sequoia totaled $13 million in the second quarter of 2009 compared to $18 million in the first quarter of 2009 and $9 million in the fourth quarter 2008. The majority of cash flow from Sequoia investments is generated from IO investments.

▶
As discussed in prior Reviews, loans underlying the Sequoia securitizations from 2006 and 2007 are performing worse than original expectations. The rapid rise in seriously delinquent loans is illustrated in the chart below.

Residential Loans at Sequoia
Seriously Delinquent Trends by Quarter (1)

(1) Includes only the loans consolidated on our balance sheet at June 30, 2009.

▶
Serious delinquencies increased across all vintages. Serious delinquencies, which consist of loans delinquent for more than 90 days and in foreclosure, were $141 million at June 30, 2009 and $119 million at March 31, 2009. As a percent of current balances, serious delinquencies totaled 3.57% at June 30, 2009 and 2.91% at March 31, 2009.

42	THE REDWOOD REVIEW 2ND QUARTER 2009

INVESTMENTS IN SEQUOIA

Quarterly Update (continued)

▶
Our IOs have no credit risk and significant prepayment risk. These IOs earn the “spread” between the coupon rate on the $2.6 billion notional amount of underlying adjustable rate mortgage loans (indexed to one- and six-month LIBOR) and the cost of funds (indexed to one-month LIBOR) on the ABS issued within each respective securitization entity. Returns on these investments increase when prepayments slow and decrease when prepayments speed up.

▶
Although prepayment speeds increased in the second quarter as reflected on the chart below, they remain low as the ARM loans at Sequoia are largely indexed to LIBOR. At June 30, 2009, these loans had a weighted average coupon of 3.19%.

▶	The chart below shows the prepayment speeds for the residential loans at Sequoia over the past several quarters.

Residential Loans at Sequoia
Prepayment Speeds

Economic Value of our Investments in Sequoia

▶
The GAAP book value of Redwood’s investments in Sequoia was $82 million at June 30, 2009. This is reflected on our balance sheet as the difference between residential loans of $4.0 billion and ABS issued of $3.9 billion. Both the loans and ABS issued are carried on our consolidated balance sheet at their amortized cost basis. We ended the quarter with a net premium of $57 million on a $3.9 billion principal loan balance, for an average basis of 101.46. With LIBOR relatively stable, we expect our premium amortization expense in the third quarter to be similar to the expense in the second quarter.

▶
The estimated economic value of Sequoia securities that Redwood owned at June 30, 2009, was $56 million, consisting of $54 million of IOs, $1 million of subordinated securities, and $1 million of senior securities. We used the same valuation process to value these Sequoia securities as we did for third-party securities.

THE REDWOOD REVIEW 2ND QUARTER 2009	43

INVESTMENTS IN ACACIA

Summary

What is this?

Our investments in Acacia include equity interests and other securities in the Acacia CDO entities we sponsor. We also receive asset management fees that are paid to us as first or senior priority from the cash flows of the Acacia assets.

Quarterly Update

▶	During the second quarter, we received cash distributions of $1 million from our equity interests and ABS investments in Acacia. We also received $1 million of management fees.

Economic Value of our Investments in Acacia

▶	The $5 million of economic value of our investment in Acacia represents less than 1% of our capital at June 30, 2009.

▶	The table below shows the components of management’s estimate of economic value for our investment in Acacia as of the end of the second quarter of 2009.

Investments in Acacia
Management's Estimate of
Economic Value
($ in millions)
	June 30,	March 31,
	2009	2009
Management fees	$4	$4
ABS	1	1
Equity investments	-	-

Total	$5	$5

▶
As noted in prior Reviews, collateral rating downgrades by credit rating agencies have now shut off the cash flows on all but one equity investment in Acacia, and we expect the remaining cash flow to be shut off over the course of the next few months. We project no future cash distributions on any of our equity investments in Acacia and we have valued these investments at zero.

44	THE REDWOOD REVIEW 2ND QUARTER 2009

ACCOUNTING DISCUSSION

Accounting Discussion

▶
The rules regarding mark-to-market (MTM) accounting are complex, may not be consistent across portfolios or clearly reflect the underlying economics, and continue to change. This accounting discussion is intended to provide investors with a better understanding of the impact of MTM adjustments on our reported results.

▶
MTM adjustments can result from changes in fair values caused either by a change in expected cash flows (i.e., increased credit loss estimates that reduce expected cash flows), a change in market discount rates (i.e., the market requires a greater risk premium and/or interest rates rise), or a combination of both. MTM adjustments may be recognized through our income statement or through our balance sheet. MTM adjustments also arise from other changes in assets and liabilities such as principal payments, amortization of premiums and discounts, and, on occasion, reclassifications required by new accounting principles.

▶
Subordinate and most senior securities held at Redwood and the real estate securities held by the Fund are accounted for as AFS securities. We carry AFS securities on our balance sheet at their fair value. Positive changes in the fair value of AFS securities in any period are accounted for as increases to stockholders’ equity and do not flow through our income statement.

▶
Accounting for negative changes in the fair value of AFS securities in any period requires a four-step process involving a combination of quantitative and judgmental evaluations. The ultimate purpose of this process is to determine whether and how much of the negative MTM adjustments represent “other-than-temporary” (permanent) impairments, which flow through our income statement, and how much of the negative MTM adjustments represent “temporary” impairments, which are recorded as a reduction of stockholders’ equity. This process, which changed with the adoption of FSP 115-2 in the second quarter of 2009, is discussed further below.

▶	For the Sequoia entities, we generally consolidate the loans and liabilities, which are reported at amortized cost, except for REO, which are reported at the lower of cost or fair value.

▶
For accounting purposes, we consolidate the balance sheets and income statements of the Acacia securitization entities. On January 1, 2008, we adopted FAS 159 and elected to fair value the assets and liabilities of the Acacia entities. All changes in fair value for these assets and liabilities flow through the income statement. These adjustments can have a positive or negative impact on income in any period.

46	THE REDWOOD REVIEW 2ND QUARTER 2009

ACCOUNTING DISCUSSION

Accounting Discussion (continued)

▶	The following diagram outlines the process for determining the amount of other-than-temporary impairments.

▶	The first step is to determine if the fair value is less than the cost basis. If not, there is no impairment.

▶
The second step is to determine whether we have the intention to sell the security. If so, the asset is other-than-temporarily impaired and we record the entire difference between fair value and our cost basis through our income statement.

▶
The third step is to ascertain whether we would be required to sell the security before it recovers in value. If we would be required to sell, then the asset is other-than-temporarily impaired and the entire MTM adjustment is taken through the income statement. It should be noted that since we generally own our securities with equity (and long-term debt), we do not expect to be required to sell our securities.

▶
The fourth step is to determine if there has been an adverse change in projected cash flows. If there has been an adverse change, we then compare the present value of expected future cash flows from the security to its amortized cost. The discount rate used in this analysis is equal to the previous yield expected to be earned on the asset.

•	If the present value is greater than amortized cost, there is no other-than-temporary impairment and MTM adjustments are recorded through the balance sheet.

•	If the present value is less than the amortized cost, there is other-than-temporary impairment. The amount of the impairment is then separated into:

-	the amount relating to credit loss (which is the difference between the market value and the present value) which is recognized through the income statement, and

-	the amount relating to all other factors (which is the difference between the present value and amortized cost) which is recognized through the balance sheet.

THE REDWOOD REVIEW 2ND QUARTER 2009	47

ACCOUNTING DISCUSSION

Recent Accounting Changes

▶
On April 9, 2009, the FASB issued two new financial statement positions (FSPs) that address the determination of fair values and assessments of other-than-temporary impairments. We applied these new FSPs beginning in the second quarter of 2009.

▶
FSP FAS 157-4 clarifies the process for establishing market values when there has been a significant decrease in market activity for an asset or liability and quoted prices are from associated transactions that are not orderly. This statement does not change the “exit price” objective of fair value measurement, but does provide additional guidance on how to determine if a market is inactive and whether an alternative valuation approach is appropriate. Based upon the criteria set forth in FSP FAS 157-4, our valuation process has not changed significantly as our former process for assessing market inputs appropriately considered the criteria set forth by the new FSP for determining when a market is inactive, such as high volatility, wide bid/ask spreads, lack of observable trades, and other factors.

▶
FSP FAS 115-2 changes the process for evaluating impairments on securities we own and the new process is discussed and outlined above. As a result of this FSP, only that portion of an other-than-temporary impairment that is based on adverse cash flow changes and not the portion reflecting changes in market discount rates is recognized through our income statement. For example, if the fair value of an asset decreased by $10 and the reason for this decrease was due to a $1 adverse change in future cash flows (e.g., an increase in credit loss forecast), we deemed this asset to be other-than-temporarily impaired and, historically, would have recognized the entire $10 decrease in market value through our income statement. Under the new FSP, we now only recognize the $1 decrease attributed to the change in cash flow through the income statement with the remaining $9 decrease in market value recorded through the balance sheet. It should be noted that under this new FSP, adverse changes in cash flows could arise for a number of reasons including changes in interest rates, prepayment rates, and credit performance.

▶
There is also an aspect of FSP FAS 115-2 that has a negative impact on our future earnings. The new FSP required a reclassification of prior impairments, as a result of which we will not be allowed to recognize in future earnings any reversal of the impairment charges we have taken in the past that related to changes in market discount rates. Referring back to the example in the previous paragraph, assume we had impaired this asset in the first quarter of 2009 (or any other time prior). Our historical income would include a $10 loss due to the impairment of this asset. Upon adoption of this FSP this quarter, we would have reclassified $9 (the amount not due to credit) into other comprehensive income from retained earnings and increased the cost basis in this asset by the same $9. As a result, our earnings in future periods would not include $9 of income if and when this asset recovers in value and pays down. Instead, we would recognize the recovery through positive equity adjustments, which would be reflected in book value. At Redwood, the amount of the cumulative effect transition adjustment required to reclassify the non-credit portion of any other-than-temporary impairments previously recorded through earnings to accumulated other comprehensive income (OCI) was $61 million, or $0.79 per share outstanding at June 30, 2009.

48	THE REDWOOD REVIEW 2ND QUARTER 2009

GLOSSARY

ACACIA

Acacia is the brand name for the collateralized debt obligation (CDO) securitizations Redwood sponsored (that is, a re-securitization of real estate and other securities). The underlying securities are generally backed by residential prime, Alt-A, and subprime real estate loans, and commercial real estate loans. Acacia also owns related assets such as CDO securities issued by other real estate oriented CDOs, corporate debt issued by equity REITs, commercial real estate loans, and synthetic assets derived from real estate assets. Redwood typically acquired a portion of the CDO credit-enhancement (or “equity”) securities issued by Acacia; these are the securities that are in the first-loss (highest risk) position with respect to absorbing any credit losses that may occur within the assets owned by the Acacia entities. Redwood also periodically retained or acquired Acacia ABS issued. Redwood’s credit risk is limited to its investments in Acacia and each Acacia entity is independent of the others. Redwood also earns asset management fees for ongoing management of the Acacia entities. For GAAP accounting purposes, we consolidate the assets and liabilities of the Acacia entities and their associated income and expense on Redwood’s consolidating balance sheet and income statements.

ADJUSTABLE-RATE MORTGAGES (ARMs)

Adjustable-rate mortgages are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of two-to-10 years and then become adjustable-rate).

AGENCY

Agency refers to government-sponsored enterprises (GSEs), including the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan and Mortgage Corporation (Freddie Mac), and the Government National Mortgage Association (Ginnie Mae).

ALT-A SECURITIES or ALT-A LOANS

Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and a higher percentage of investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST

Amortized cost is the initial acquisition cost of an AFS security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of the impairment taken through the income statement.

THE REDWOOD REVIEW 2ND QUARTER 2009	49

GLOSSARY

ASSET-BACKED SECURITIES (ABS)

Asset-backed securities (ABS) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

BOOK VALUE (GAAP)

Book value is the value of our common equity in accordance with GAAP. As measured for GAAP, through December 31, 2007, reported book value generally incorporated mark-to-market adjustments for securities and interest rate agreements, but not for loans or liabilities. Beginning January 1, 2008, book value as measured for GAAP includes mark-to-market adjustments on certain assets and liabilities.

COLLATERALIZED DEBT OBLIGATION (CDO) SECURITIZATIONS

The securitization of a diverse pool of assets.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on a commercial property.

CONSTANT (OR CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (CPR) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EQUITY

Core equity is not a measure calculated in accordance with GAAP. GAAP equity includes mark-to-market adjustments for some of our assets and interest rate agreements (“accumulated other comprehensive income”). Core equity excludes these mark-to-market adjustments. Core equity in some ways approximates what our equity value would be if we used historical amortized cost accounting exclusively. A reconciliation of core equity to GAAP appears in the Table 6 in the Financial Tables in this Review.

CREDIT-ENHANCEMENT SECURITIES (CES)

Credit-enhancement securities (CES) absorb the initial credit losses generated by a pool of securitized assets. As a result, the more senior securities issued from that securitization are credit-enhanced because they carry less credit risk. Our definition of CES includes all the below investment-grade rated securities issued from a securitization. These securities are also referred to as B-pieces. For a typical securitization of prime residential loans, there are three tranches of CES: the first-loss, second-loss, and third-loss securities. The first-loss security takes the initial risk of credit loss. If credit losses within the securitized asset pool exceed the principal value of the first-loss security, the second-loss security is at risk. If cumulative losses exceed the principal value of the first- and second-loss securities, then the third-loss security is at risk. Generally, for these securitizations, the third-loss security has an original credit rating of BB, the second-loss security has an original credit rating of B, and the first-loss security is unrated. Other types of securitizations, such as commercial, CDO, subprime residential, and some Alt-A residential transactions, may be structured differently. Nevertheless, the non-investment grade rated securities issued from these securitizations function as credit-enhancement securities in these transactions.

50	THE REDWOOD REVIEW 2ND QUARTER 2009

GLOSSARY

CREDIT SUPPORT

Credit support is the face amount of securities subordinate (or junior) to the applicable security, that protects the security from credit losses and is generally expressed as a percentage of the pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

ECONOMIC VALUE (MANAGEMENT’S ESTIMATE OF ECONOMIC VALUE)

Economic value closely relates to liquidation value and is calculated using the bid-side marks for all of our financial assets, and offered-side marks for all of our financial liabilities. We calculate management’s estimate of economic value per share as a supplemental measure to book value per share calculated under GAAP. Our economic value estimates are reconciled to GAAP book values in Table 6 in the Financial Tables of this Review.

FASB

Financial Accounting Standards Board.

FSP

A Financial Statement Position issued by the FASB.

THE FUND

The Fund refers to the Redwood Opportunity Fund, L.P., which is managed by Redwood Asset Management.

GAAP

Generally Accepted Accounting Principles in the United States.

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (IOs) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the ABS issued that have principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balances of the underlying pools of assets pay down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments accelerate.

INVESTMENT GRADE

Investment grade is a term used to describe securities that are rated AAA, AA, A, or BBB.

THE REDWOOD REVIEW 2ND QUARTER 2009	51

GLOSSARY

LEVERAGE RATIOS

When determining Redwood’s financial leverage, traditional leverage ratios may be misleading in some respects if consolidated ABS issued from securitization entities are included as part of Redwood’s obligations when calculating this or similar ratios. Because of the requirement to consolidate the independent securitization entities for GAAP accounting purposes, it appears that Redwood is highly leveraged, with total consolidated liabilities significantly greater than equity. The obligations of these securitization entities are not obligations of Redwood.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET ACCOUNTING

Mark-to-market accounting uses estimated fair values of assets, liabilities, and hedges. Many of our assets are carried on our balance sheet at their fair value rather than historical amortized cost. Through December 31, 2007 changes in the fair value of some of our assets and hedges were reported through our income statement. Beginning January 1, 2008 we began to use mark-to-market accounting for income statement purposes for a wider variety of assets and liabilities. This likely makes quarter-to-quarter GAAP income trends more volatile. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVA)

Market valuation adjustments (MVA) are those changes in market values reported through our GAAP income statement. They reflect all changes in market values on assets and liabilities accounted for at fair value and impairments on securities accounted for as AFS.

NEGATIVE AMORTIZATION MORTGAGES (NEG AM)

A negative amortization mortgage allows a borrower to make minimum payments, or other payments that are less than the interest accrued on the mortgage during that period. As a result of this feature, the borrower’s loan balance may increase causing negative amortization of the loan balance.

NON-GAAP METRICS

Not all companies and analysts calculate non-GAAP metrics in the same manner. As a result, certain metrics as calculated by Redwood may not be comparable to similarly titled metrics reported by other companies. Redwood uses non-GAAP metrics such as management’s estimate of economic value to provide greater transparency for investors. Our non-GAAP metrics are reconciled to GAAP in the Financial Tables in this Review.

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

52	THE REDWOOD REVIEW 2ND QUARTER 2009

GLOSSARY

OPTION ARM LOAN

An option ARM loan is a residential mortgage loan that generally offers a borrower four monthly payment options consisting of: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 30-year amortization schedule; and 4) a payment that would fully amortize the loan over a 15-year year amortization schedule.

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with high quality credit characteristics, such as borrowers with high FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by high credit-quality loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (700 or higher), low weighted average LTVs (75% or less), limited concentrations of investor properties, and a low percentages of loans with low FICO scores or high loan-to-value ratios.

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Because we consolidate the assets and liabilities of securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable in economic reality to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations. We believe, for example, that net interest income as a percentage of equity is a useful measure of profitability. For operating expenses, we believe useful measures are operating efficiency ratio (operating expenses as a percentage of net interest income) and operating expenses as a percentage of equity. Our Profitability Ratios appear in Table 7 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (REIT) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to issuing new stock).

REAL ESTATE OWNED (REO)

Real estate owned (REO) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

THE REDWOOD REVIEW 2ND QUARTER 2009	53

GLOSSARY

REIT RETAINED TAXABLE INCOME (UNDISTRIBUTED REIT TAXABLE INCOME)

REIT retained taxable income is not a measure calculated in accordance with GAAP. REIT retained taxable income is the taxable income earned at the REIT after dividend distributions to our shareholders, less corporate income taxes paid at the REIT level. A reconciliation of REIT retained taxable income to GAAP income appears in Table 3 in the Financial Tables in this Review.

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pre-tax income calculated for tax purposes at Redwood including only its REIT subsidiaries (i.e., excluding its taxable subsidiaries). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must distribute at least 90% of REIT taxable income as dividends to shareholders over time. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay income tax on the REIT taxable income we retain (up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 3 in the Financial Tables in this Review.

REMIC

A real estate mortgage investment conduit (REMIC) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY

A re-REMIC is a resecuritization of asset-backed securities and the cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting re-REMIC securities in a variety of ways.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETAINED TAXABLE INCOME

Retained taxable income is not a measure calculated in accordance with GAAP. Retained taxable income is the taxable income earned at the REIT after dividend distributions to shareholders and taxes. It also includes all of the taxable income earned at our taxable subsidiaries, less corporate income taxes paid, as we generally retain the after-tax income at our taxable subsidiaries. A reconciliation of retained taxable income to GAAP income appears in Table 3 in the Financial Tables.

54	THE REDWOOD REVIEW 2ND QUARTER 2009

GLOSSARY

RETURN ON EQUITY (ROE) AND ADJUSTED RETURN ON EQUITY

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity. Adjusted ROE is GAAP income divided by core equity and only those market value changes that are included in our income statement affect adjusted ROE.

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Most of the loans the Sequoia entities acquire are prime-quality loans. Most of the investment grade ABS issued by Sequoia are sold to third-party investors. Redwood usually acquires most of the CES and IOs issued by these securitization entities. Acacia has also acquired some investment grade securities, CES, and IOs from Sequoia. Redwood’s credit risk is limited to its investments in Sequoia and each Sequoia entity is independent of the others. For GAAP accounting purposes, we generally consolidate the assets and liabilities of the Sequoia entities and their associated income and expenses on Redwood’s balance sheets and income statements.

SENIOR SECURITIES

Senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid.) To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to paydown the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinated securities, generally on a pro rata basis. At issuance, senior securities are generally AAA-rated.

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. In the past, as another form of short-term debt, we have issued collateralized commercial paper. We may issue these or other forms of short-term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in high-quality loans and securities.

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-a mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

Typical characteristics of subprime loan pools include more than 60% of loans with FICO scores below 680, weighted average LTVs over 85%, more than 70% of loans with LTVs over 75%, and loans with LTVs over 80% with no mortgage insurance.

THE REDWOOD REVIEW 2ND QUARTER 2009	55

GLOSSARY

SUBORDINATE SECURITIES (JUNIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinated securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated AA or below.

TAXABLE INCOME

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 3 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

56	THE REDWOOD REVIEW 2ND QUARTER 2009

THE REDWOOD REVIEW 2ND QUARTER 2009	57

Table 1: GAAP Earnings ($ in thousands, except per share data)	58

										Six	Six
	2009	2009	2008	2008	2008	2008	2007	2007	2007	Months	Months
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	2009	2008

Interest income	$74,309	$83,903	$124,452	$126,227	$140,444	$171,978	$193,728	$207,023	$208,708	$158,212	$312,422
Discount (premium) amortization on securities, net	3,864	4,917	(1,189)	7,850	6,258	10,864	18,869	20,514	23,849	8,781	17,122
Other investment interest income	76	76	572	487	514	732	984	1,143	464	152	1,246
Premium amortization expense on loans	(3,988)	(7,459)	(547)	(3,372)	(10,215)	(7,509)	(6,656)	(8,349)	(10,863)	(11,447)	(17,724)
Total interest income	74,261	81,437	123,288	131,192	137,001	176,065	206,925	220,331	222,158	155,698	313,066

Interest on short-term debt	-	-	(3)	(65)	(68)	(182)	(377)	(5,858)	(22,700)	-	(250)

ABS interest expense	(36,115)	(44,517)	(94,430)	(88,294)	(93,993)	(123,430)	(147,799)	(155,661)	(140,512)	(80,632)	(217,423)
ABS issuance expense amortization	(586)	(553)	(1,470)	(930)	(1,921)	(2,093)	(4,644)	(4,616)	(5,681)	(1,139)	(4,014)
ABS interest rate agreement (expense) income	(1,111)	(1,098)	(1,934)	(1,259)	(1,246)	(1,245)	1,265	1,959	3,358	(2,209)	(2,491)
ABS issuance premium amortization income	313	335	476	557	1,955	2,183	1,930	2,096	2,294	648	4,138
Total ABS expense consolidated from trusts	(37,499)	(45,833)	(97,358)	(89,926)	(95,205)	(124,585)	(149,248)	(156,222)	(140,541)	(83,332)	(219,790)

Interest expense on long-term debt	(1,502)	(1,808)	(2,344)	(2,164)	(2,233)	(2,533)	(3,055)	(3,150)	(2,516)	(3,310)	(4,766)

Net interest income	35,260	33,796	23,583	39,037	39,495	48,765	54,245	55,101	56,401	69,056	88,260
Provision for credit reserve	(14,545)	(16,032)	(18,659)	(18,333)	(10,061)	(8,058)	(4,972)	(1,507)	(2,500)	(30,577)	(18,119)
Market valuation adjustments, net	(29,135)	(43,244)	(111,331)	(127,157)	(60,496)	(193,929)	(1,118,989)	(102,766)	(29,430)	(72,379)	(254,425)
Net interest (loss) income after provision and market valuation adjustments	$(8,420)	$(25,480)	$(106,407)	$(106,453)	$(31,062)	$(153,222)	$(1,069,716)	$(49,172)	$24,471	$(33,900)	$(184,284)

Fixed compensation expense	(3,572)	(4,028)	(3,575)	(4,331)	(4,648)	(5,674)	(4,316)	(4,560)	(4,286)	(7,600)	(10,322)
Variable compensation expense	(1,132)	(556)	418	(616)	(330)	(1,857)	(434)	1,096	(198)	(1,688)	(2,187)
Equity compensation expense	(2,337)	(1,795)	(2,377)	(3,080)	(3,502)	(3,306)	(2,767)	(2,593)	(3,540)	(4,132)	(6,808)
Severance expense	-	(28)	(1,814)	-	-	-	(1,340)	-	-	(28)	-
Other operating expense	(3,724)	(4,125)	(5,941)	(8,795)	(5,767)	(5,502)	(7,337)	(5,455)	(4,670)	(7,849)	(11,269)
Due diligence expenses	(4)	(7)	(13)	(29)	(8)	(10)	(75)	(220)	(78)	(11)	(18)
Total operating expenses	(10,769)	(10,539)	(13,302)	(16,851)	(14,255)	(16,349)	(16,269)	(11,732)	(12,772)	(21,308)	(30,604)

Realized gains (losses) on sales, net	25,525	463	5,671	(15)	2,757	(3)	7,199	(1,460)	1,428	25,988	2,754
Realized (losses) gains on calls, net	-	-	-	(39)	(43)	42	(126)	3,284	1,310	-	(1)
Realized gains (losses), net	25,525	463	5,671	(54)	2,714	39	7,073	1,824	2,738	25,988	2,753

Noncontrolling interest	(127)	716	2,366	2,194	(2,369)	(255)	-	-	-	589	(2,624)
Credit (provision) for income taxes	514	(105)	(3,914)	9,860	(937)	(1,800)	1,467	(1,837)	(3,021)	409	(2,737)
Net income (loss)	$6,723	$(34,945)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$11,416	$(28,222)	$(217,496)

Diluted average shares	66,446	53,632	33,366	33,334	32,871	32,511	29,531	27,892	28,165	59,138	32,691
Net income (loss) per share	$0.10	$(0.65)	$(3.46)	$(3.34)	$(1.40)	$(5.28)	$(36.49)	$(2.18)	$0.41	$(0.48)	$(6.65)

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 1: GAAP Earnings

Table 2: GAAP and Taxable (Loss) Income Differences ($ in thousands, except per share data)

	Estimated		Estimated				Actual			Estimated	Estimated
										Six	Six
	2009	2009	2008	2008	2008	2008	2007	2007	2007	Months	Months
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	2009	2008

GAAP net income (loss)	$6,723	$(34,944)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$11,416	$(28,221)	$(217,496)
Difference in taxable income calculations
Amortization and credit losses	(40,702)	(21,939)	(1,023)	(6,496)	(10,374)	1,007	(15,080)	10,426	10,298	(62,641)	(9,367)
Operating expenses	902	451	(1,274)	2,713	706	1,353	10,048	(2,080)	(2,921)	1,353	2,059
Gross realized (gains) losses, net on calls and sales	(26)	(462)	(5,671)	54	(2,837)	(42)	(4,819)	(3,073)	(3,589)	(488)	(2,879)
Market valuation adjustments, net	21,576	43,242	111,179	127,157	60,619	193,932	1,118,989	102,766	29,430	64,818	254,551
(Credit) provision for income taxes	(514)	105	3,897	(9,825)	1,447	1,159	(2,214)	1,523	1,662	(409)	2,606
Total differences in GAAP and taxable income	(18,764)	21,397	107,108	113,603	49,561	197,409	1,106,924	109,562	34,880	2,633	246,970

Taxable (loss) income	$(12,041)	$(13,547)	$(8,478)	$2,299	$3,652	$25,822	$29,479	$48,645	$46,296	$(25,588)	$29,474

REIT taxable (loss) income	$(10,379)	$(8,701)	$(8,793)	$2,400	$4,414	$24,734	$32,125	$48,591	$45,233	$(19,080)	$29,148
Taxable (loss) income in taxable subsidiaries	(1,662)	(4,846)	315	(101)	(762)	1,088	(2,646)	54	1,063	(6,508)	326
Taxable (loss) income	$(12,041)	$(13,547)	$(8,478)	$2,299	$3,652	$25,822	$29,479	$48,645	$46,296	$(25,588)	$29,474

After-tax
Retained REIT taxable income (loss)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Retained taxable (loss) income in taxable subsidiaries	(1,097)	(3,198)	210	(43)	(444)	633	(1,325)	34	663	(4,295)	189
Retained taxable (loss) income	$(1,097)	(3,198)	$210	$(43)	$(444)	$633	$(1,325)	$34	$663	$(4,295)	$189

Shares used for taxable EPS calculation	77,503	60,228	33,471	33,238	33,184	32,710	32,385	27,986	27,816	67,286	32,770
REIT taxable (loss) income per share (1)	$(0.13)	$(0.14)	$(0.26)	$0.07	$0.13	$0.76	$0.99	$1.74	$1.63	$(0.28)	$0.89
Taxable (loss) income in taxable subsidiaries per share	$(0.02)	$(0.08)	$0.01	$(0.00)	$(0.02)	$0.03	$(0.08)	$0.00	$0.03	$(0.10)	$0.01
Taxable (loss) income per share (1)	$(0.16)	$(0.22)	$(0.25)	$0.07	$0.11	$0.79	$0.91	$1.74	$1.66	$(0.38)	$0.90
										-	-
Retained taxable (loss) income (after-tax)	$(0.01)	$(0.05)	$0.01	$(0.01)	$(0.01)	$0.02	$(0.04)	$0.00	$0.02	$(0.06)	$0.01

(1) REIT taxable (loss) income per share and taxable (loss) income per share per quarter are based on the number of shares outstanding at the end of each quarter. REIT taxable (loss) income and taxable (loss) income per share for the year are the sum of the four corresponding quarterly per share amounts.

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 2: GAAP and Taxable (Loss) Income Differences	59

Table 3: Retention and Distribution of Taxable Income ($ in thousands, except per share data)	60

	Estimated		Estimated				Actual			Estimated	Estimated
										Six	Six
	2009	2009	2008	2008	2008	2008	2007	2007	2007	Months	Months
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	2009	2008

Dividends declared	$19,376	$15,057	$25,103	$24,928	$24,887	$24,532	$80,496	$20,989	$20,862	$34,433	$49,419
Dividend deductions on stock issued through DSPP	6	30	45	165	288	192	2,605	81	933	36	480
Total dividend deductions	$19,382	$15,087	$25,148	$25,093	$25,175	$24,724	$83,101	$21,070	$21,795	$34,469	$49,899
	-
Regular dividend per share	$0.25	$0.25	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$0.50	$1.50
Special dividend per share	-	-	-	-	-	-	2.00	-	-	-	-
Total dividends per share (1)	$0.25	$0.25	$0.75	$0.75	$0.75	$0.75	$2.75	$0.75	$0.75	$0.50	$1.50
	-
Undistributed REIT taxable income at beginning of period (pre-tax):	$-	$-	$21,128	$43,821	$64,582	$64,572	$115,548	$88,027	$64,589	$-	$64,572
REIT taxable income (loss) (pre-tax)	(10,379)	(8,701)	(8,793)	2,400	4,414	24,734	32,125	48,591	45,233	(19,080)	29,148
Dividend of 2006 income	-	-	-	-	-	-	-	(7,682)	(21,795)	-	-
Dividend of 2007 income	-	-	-	(14,673)	(25,175)	(24,724)	(83,101)	(13,388)	-	-	(49,899)
Dividend of 2008 income	-	-	(12,335)	(10,420)	-	-	-	-	-	-	-
Dividend of 2009 income	-	-	-	-	-	-	-	-	-	-	-
Undistributed REIT taxable income at period end (pre-tax):	$-	$-	$-	$21,128	$43,821	$64,582	$64,572	$115,548	$88,027	$-	$43,821
	-
Undistributed REIT taxable income (pre-tax) at period end
From 2006	$-	$-	$-	$-	$-	$-	$-	$-	$7,682	$-	$-
From 2007	-	-	-	-	14,673	39,848	64,572	115,548	80,345	-	14,673
From 2008	-	-	-	20,872	29,148	24,734	-	-	-	-	29,148
Total	$	$-	$-	$20,872	$43,821	$64,582	$64,572	$115,548	$88,027	$-	$43,821

Shares outstanding at period end	77,503	60,228	33,471	33,238	33,184	32,710	32,385	27,986	27,816	77,503	33,184
Undistributed REIT taxable income (pre-tax) per share outstanding at period end	$-	$-	$-	$0.63	$1.32	$1.97	$1.99	$4.13	$3.16	$-	$1.32

(1) Dividends in 2008 exceeded the year's taxable income plus undistributed income carried over from prior years. Thus, the 2008 dividends included $8.4 million return of capital. We currently expect the 2009 dividends to be a return of capital. The portion of Redwood's dividends characterized as a return of capital is not taxable, and reduces a shareholder's basis for shares held at each quarterly distribution date.

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 3: Retention and Distribution of Taxable Income

Table 4: Components of Book Value ($ in millions, except per share data)

	2009	2009	2008	2008	2008	2008
	Q2	Q1	Q4	Q3	Q2	Q1

Assets at Redwood
Residential Seniors
Prime	$183	$88	$51	$21	$27	$1
Non-prime	231	74	43	48	57	3
Total Residential Seniors	414	162	94	69	84	4

Residential Re-REMIC	55	-	-	-	-	-

Residential Subordinates
Prime	27	29	44	86	154	90
Non-prime	3	4	7	5	9	23
Total Residential Subordinates	30	33	51	91	163	113

CDO	2	3	4	4	15	16
Commercial Subordinates	16	23	42	64	91	99
Real estate loans	3	3	3	3	4	5
Total securities and loans at Redwood	520	224	194	231	357	237

Cash and cash equivalents	337	333	126	177	148	257
Other assets (1)	22	25	37	25	27	35
Other liabilities (2)	(35)	(25)	(46)	(29)	(37)	(34)

Short-term debt	-	-	-	(7)	(9)	(2)

Investments in Sequoia
Total assets	3,982	4,566	4,688	6,137	6,414	6,800
Total liabilities	(3,900)	(4,496)	(4,591)	(6,026)	(6,274)	(6,654)
Net investments in Sequoia	82	70	97	111	140	146

Investments in Acacia
Total assets	437	463	558	813	1,091	1,269
Total liabilities	(433)	(456)	(542)	(794)	(1,050)	(1,201)
Net investments in Acacia	4	7	16	19	41	68

Investments in the Fund
Total assets	42	42	53	73	94	36
Total liabilities and noncontrolling interest	(20)	(20)	(25)	(38)	(47)	(8)
Net investments in the Fund	22	22	28	35	47	28

Long-term debt	(150)	(150)	(150)	(150)	(150)	(150)

Total GAAP stockholders' equity	$802	$506	$302	$412	$564	$585
GAAP Book value per share	$10.35	$8.40	$9.02	$12.40	$17.00	$17.89
(1) Other assets includes deferred ABS issuance costs, derivative assets, accrued interest recievable, deferred tax assets, restricted cash, and other assets.

(2) Other liabilities include derivative liabilities, accrued interest payable, dividends payable, accrued expenses, and other liabilities.

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 4: Components of Book Value	61

Table 5: Investment Activity in Sequoia, Acacia, and the Fund ($ in millions)	62

	2009	2009	2008	2008	2008	2008
	Q2	Q1	Q4	Q3	Q2	Q1
Investments in Sequoia
Beginning asset balance	$4,568	$4,689	$6,136	$6,414	$6,800	$7,205
Beginning liability balance	(4,498)	(4,591)	(6,025)	(6,274)	(6,654)	(7,059)
Beginning book value in Sequoia	$70	$98	$111	$140	$146	$146

Principal payments on assets	$(117)	$(84)	$(153)	$(243)	$(365)	$(400)
Asset transfers to REO	(4)	(8)	(12)	(6)	(13)	(7)
Loan premium amortization	(4)	(7)	(1)	(3)	(10)	(8)
Provision for credit losses	(15)	(16)	(19)	(18)	(10)	(8)
Sale of interests and resulting deconsolidation	(433)	-	(1,253)	-	-	-
Change in other assets	(13)	(6)	(9)	(8)	12	18
Net change in Sequoia assets	$(586)	$(121)	$(1,447)	$(278)	$(386)	$(405)

Principal payments on liabilities	$119	$88	$155	$243	$364	$394
Discount amortization	1	1	2	2	6	8
Sale of interests and resulting deconsolidation	455	-	1,264	-	-	-
Change in other liabilities	23	4	13	4	10	3
Net change in Sequoia liabilities	$598	$93	$1,434	$249	$380	$405

Ending asset balance	3,982	4,568	4,689	6,136	6,414	6,800
Ending liability balance	(3,900)	(4,498)	(4,591)	(6,025)	(6,274)	(6,654)
Ending book value in Sequoia	$82	$70	$98	$111	$140	$146

Investments in Acacia
Beginning asset balance	$463	$558	$813	$1,091	$1,269	$2,107
Beginning liability balance	(456)	(542)	(794)	(1,050)	(1,201)	(3,492)
Beginning book value in Acacia	$7	$16	$19	$41	$68	$(1,385)

Principal payments on assets	$(37)	$(44)	$(29)	$(35)	$(40)	$(55)
Market valuation changes	9	(47)	(207)	(221)	(67)	(782)
Change in other assets	2	(4)	(19)	(22)	(71)	(1)
Net change in Acacia assets	$(26)	$(95)	$(255)	$(278)	$(178)	$(838)

Principal payments on liabilities	$36	$29	$44	$58	$110	37
Market valuation changes	(32)	27	282	204	1	810
FAS 159 adjustments	-	-	-	-	-	1,490
Change in other liabilities	19	30	(74)	(6)	40	(46)
Net change in Acacia liabilities	$23	$86	$252	$256	$151	$2,291

Ending asset balance	$437	$463	$558	$813	$1,091	$1,269
Ending liability balance	(433)	(456)	(542)	(794)	(1,050)	(1,201)
Ending book value in Acacia	$4	$7	$16	$19	$41	$68

Investments in the Fund
Beginning asset balance	$42	$53	$73	$94	$36	$15
Beginning liability balance	(20)	(25)	(38)	(47)	(8)	-
Beginning book value in the Fund	$22	$28	$35	$47	$28	$15

Principal payments on assets	$(3)	$(4)	$(4)	$(4)	$(6)	$(1)
Acquisitions	-	-	-	13	40	20
Discount amortization	1	2	1	2	1	1
Sales	-	-	-	-	(5)	-
Market valuation changes	1	(8)	(17)	(10)	-	1
Change in other assets	1	(1)	-	(22)	28	-
Net change in the Fund assets	$-	$(11)	$(20)	$(21)	$58	$21

Change in other liabilities and noncontrolling interest	-	5	13	9	(39)	(8)

Ending asset balance	$42	$42	$53	$73	$94	$36
Ending liability and noncontrolling interest balance	(20)	(20)	(25)	(38)	(47)	(8)
Ending book value in the Fund	$22	$22	$28	$35	$47	$28

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 5: Investment Activity in Sequoia, Acacia, and the Fund

Table 6: Book Value and Other Ratios ($ in millions, except per share data)

	2009		2009		2008		2008		2008		2008		January 1,		2007		2007		2007
	Q2		Q1		Q4		Q3		Q2		Q1		2008(1)		Q4		Q3		Q2
Short-term debt	$-		$-		$-		$7		$9		$2		$8		$8		$39		$849
Long-term debt	150		150		150		150		150		150		150		150		150		150
Redwood debt	$150		$150		$150		$157		$159		$152		$158		$158		$189		$999

GAAP stockholders' equity	$802		$506		$302		$412		$564		$585		$751		$(718)		$149		$876

Redwood debt to equity	0.2	x	0.3	x	0.5	x	0.4	x	0.3	x	0.3	x	0.2	x	(0.2	)x	1.3	x	1.1	x
Redwood debt to (equity + debt)	16%		23%		33%		28%		22%		21%		17%		-28%		56%		53%

Redwood debt	$150		$150		$150		$157		$159		$152		$158		$158		$189		$999
ABS obligations of consolidated entities	4,185		4,709		4,855		6,603		7,110		7,591		8,839		10,329		10,803		10,675
GAAP debt	$4,335		$4,859		$5,005		$6,760		$7,269		$7,743		$8,997		$10,487		$10,992		$11,674

GAAP debt to equity	5.4	x	9.6	x	16.6	x	16.4	x	12.9	x	13.2	x	12.0	x	(14.6	)x	73.8	x	13.3	x
GAAP debt to (equity + GAAP debt)	84%		91%		94%		94%		93%		93%		92%		107%		99%		93%

GAAP stockholders' equity	$802		$506		$302		$412		$564		$585		$751		$(718)		$149		$876
Balance sheet mark-to-market adjustments	(78)		(85)		(57)		(84)		(68)		(93)		(99)		(574)		(735)		(81)
Core equity	$880		$591		$359		$496		$632		$678		$850		$(145)		$884		$957

Shares outstanding at period end	77,503		60,228		33,471		33,238		33,184		32,710		32,385		32,385		27,986		27,816

GAAP equity per share	$10.35		$8.40		$9.02		$12.40		$17.00		$17.89		$23.18		$(22.18)		$5.32		$31.50
Adjustments to GAAP equity to economic value
Investments in Sequoia	$(0.35)		$(0.15)		$(0.95)		$(1.65)		$(1.96)		$(1.65)		$(1.45)		$(1.45)		$(5.50)		$(4.10)
Investments in Acacia	0.01		(0.03)		(0.21)		(0.18)		(0.66)		(0.58)		(1.17)		44.19		26.26		5.71
Long-term debt	1.29		1.79		3.24		2.61		2.34		2.38		1.73		1.73		1.47		-
Economic value per share	$11.30		$10.01		$11.10		$13.18		$16.72		$18.04		$22.29		$22.29		$27.55		$33.11

(1) On January 1, 2008 we elected the fair value option for the assets and liabilities of Acacia and certain other assets.

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 6: Book Value and Other Ratios	63

Table 7: Profitability Ratios ($ in thousands)	64

										Six	Six
	2009	2009	2008	2008	2008	2008	2007	2007	2007	Months	Months
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	2009	2008

Interest income	$74,261	$81,438	$123,288	$131,192	$137,002	$176,063	$206,925	$220,331	$222,158	$155,699	$313,065
Average consolidated earning assets	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$11,521,330	$12,193,242	$12,301,562	$5,509,069	$8,613,970
Asset yield	5.58%	5.87%	7.04%	6.91%	6.73%	7.75%	7.18%	7.23%	7.22%	5.65%	7.27%

Interest expense	$(39,001)	$(47,641)	$(99,705)	$(92,155)	$(97,507)	$(127,457)	$(152,680)	$(165,230)	$(165,757)	$(86,642)	$(224,964)
Average consolidated interest-bearing liabilities	$4,651,125	$4,940,304	$6,613,677	$7,106,052	$7,499,474	$8,383,296	$10,716,433	$11,376,762	$11,580,196	$4,795,715	$7,941,385
Cost of funds	3.35%	3.86%	6.03%	5.19%	5.20%	6.08%	5.70%	5.81%	5.73%	3.61%	5.67%

Asset yield	5.58%	5.87%	7.04%	6.91%	6.73%	7.75%	7.18%	7.18%	7.14%	5.65%	7.27%
Cost of funds	(3.35)%	(3.86)%	(6.03)%	(5.19)%	(5.20)%	(6.08)%	(5.70)%	(5.81)%	(5.73)%	(3.61)%	(5.67)%
Interest rate spread	2.22%	2.01%	1.01%	1.72%	1.53%	1.67%	1.49%	1.37%	1.41%	2.04%	1.60%

Net interest income	$35,260	$33,796	$23,583	$39,037	$39,495	$48,764	$54,245	$55,101	$56,401	$69,056	$88,259
Average consolidated earning assets	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$11,521,330	$12,193,242	$12,301,562	$5,509,069	$8,613,970
Net interest margin	2.65%	2.43%	1.35%	2.06%	1.94%	2.15%	1.88%	1.81%	1.83%	2.51%	2.05%

Operating expenses (excluding severance expense)(1)	$(10,769)	$(10,511)	$(11,488)	$(16,851)	$(14,255)	$(16,343)	$(14,929)	$(11,732)	$(12,772)	$(21,280)	$(30,598)

Average total assets	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$10,866,153	$12,232,304	$12,688,468	$5,438,766	$8,713,463
Average total equity	$575,661	$556,861	$371,503	$533,755	$602,402	$720,035	$97,534	$851,869	$946,454	$636,616	$661,218

Operating expenses / net interest income(2)	30.54%	31.10%	48.71%	43.17%	36.09%	33.51%	27.52%	21.89%	23.70%	30.82%	34.67%
Operating expenses / average total assets (2)	0.81%	0.75%	0.65%	0.88%	0.70%	0.71%	0.55%	0.38%	0.40%	0.78%	0.70%
Operating expenses / average total equity(2)	7.48%	7.55%	12.37%	12.63%	9.47%	9.08%	61.23%	5.51%	5.40%	6.69%	9.26%

GAAP net income (loss)	$6,723	$(34,945)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$11,416	$(28,222)	$(217,496)
GAAP net income (loss) / average total assets	0.51%	(2.51)%	(6.57)%	(5.82)%	(2.24)%	(7.44)%	(39.66)%	(1.99)%	0.36%	(1.04)%	(4.99)%
GAAP net income (loss) / average equity (GAAP ROE)	4.67%	(25.10)%	(124.45)%	(83.41)%	(30.48)%	(95.32)%	(4418.75)%	(28.60)%	4.82%	(8.87)%	(65.79)%
GAAP net income (loss) / average core equity (adjusted ROE)	4.10%	(22.64)%	(103.09)%	(79.62)%	(28.42)%	(83.31)%	(610.31)%	(25.55)%	4.80%	(8.37)%	(46.11)%

(1) Severence expenses were $0.0 million in Q2 2009, $0.3 million in Q1 2009, $1.8 million in Q4 2008, and $1.3 million in Q4 2007.
(2) Percentages are based on operating expenses excluding severance expense.
Note: All percentages in this table are shown on an annualized basis.

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 7: Profitability Ratios

Table 8: Average Balance Sheet ($ in thousands)

							Six	Six
	2009	2009	2008	2008	2008	2008	Months	Months
	Q2	Q1	Q4	Q3	Q2	Q1	2009	2008

Real estate assets at Redwood

Senior Residential Securities
Prime	$164,386	$77,651	$37,746	$27,880	$15,040	$663	$121,258	$7,852
Non-prime	168,383	87,464	63,050	63,818	50,056	7,061	128,147	28,559
Total Senior Residential Securities	332,769	165,114	100,796	91,698	65,096	7,724	249,405	36,410

Residential Re-REMIC Securities	26,419	-	-	-	-	-	13,282	-

Subordinate Residential Securities
Prime	43,020	47,070	88,943	147,513	177,996	145,756	45,034	161,876
Non-prime	2,767	3,450	4,105	4,450	17,184	54,464	3,106	35,824
Total Subordinate Residential Securities	45,787	50,519	93,048	151,963	195,180	200,220	48,140	197,700

Commercial subordinate securites	25,006	46,382	63,969	98,534	106,314	183,446	35,635	144,880
Commercial loans	247	248	249	250	251	250	248	251
Residential loans	2,435	2,600	2,960	3,671	3,759	4,507	2,517	4,133
CDO	2,595	3,429	3,856	8,628	15,492	21,297	3,010	18,395
Other real estate investments	-	-	50	75	2,328	5,836	-	4,082
Total real estate assets at Redwood	435,258	268,293	264,927	354,819	388,420	423,280	352,237	405,850

Earning assets at Acacia	321,206	404,596	575,709	830,311	982,169	1,439,913	362,671	1,211,041
Earning assets at Sequoia	4,305,159	4,568,212	5,966,898	6,170,944	6,483,475	6,895,529	4,435,959	6,689,502
Earning assets at the Fund	58,054	62,319	71,792	75,321	56,183	33,180	60,175	44,682

Cash and cash equivalents	285,680	310,514	204,246	229,778	311,052	402,584	298,028	356,818
Earning assets	5,405,357	5,613,934	7,083,573	7,661,173	8,221,299	9,194,486	5,509,069	8,707,893
Balance sheet mark-to-market adjustments	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(70,303)	(93,923)
Earning assets - reported value	5,325,322	5,553,470	7,006,592	7,594,682	8,137,261	9,090,678	5,438,766	8,613,970
Other assets	(9,680)	22,148	33,714	53,420	66,200	132,786	6,146	99,493
Total assets	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$5,444,912	$8,713,463

Short-term debt	$-	$-	$975	$7,825	$4,904	$21,477	$-	$13,191
Sequoia ABS issued	4,211,937	4,460,951	5,804,702	6,040,634	6,349,661	6,745,556	4,335,756	6,547,609
Acacia ABS issued	285,698	325,392	652,398	900,611	986,915	1,456,506	305,435	1,221,711
Other liabilities	66,588	55,487	32,533	(22,524)	72,870	126,790	61,068	99,831
Long-term debt	147,430	147,193	146,944	146,705	146,480	146,242	147,312	146,361
Total liabilities	4,711,653	4,989,023	6,637,552	7,073,251	7,560,830	8,496,572	4,849,571	8,028,702

Noncontrolling interest	28,330	29,735	31,251	41,096	40,229	6,858	29,029	23,543

Core equity	655,695	617,325	448,484	600,246	686,440	823,843	636,616	755,141
Balance sheet mark-to-market adjustments	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(70,303)	(93,923)
Total equity	575,661	556,861	371,503	533,755	602,402	720,035	566,313	661,218
Total liabilities and equity	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$5,444,912	$8,713,463

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 8: Average Balance Sheet	65

Table 9: Balances & Yields by Securities Portfolio at Redwood ($ in thousands)	66

	2009	2009	2008		2009	2009	2008
	Q2	Q1	Q4		Q2	Q1	Q4
Residential Prime Senior				Residential Non-Prime Subordinate
Current face	$276,444	$160,009	$90,256	Current face	$230,404	$327,766	$452,327
Unamortized discount	(91,221)	(64,884)	(41,980)	Unamortized discount	(18,846)	(19,512)	(29,092)
Credit reserve	(3,486)	(621)	-	Credit reserve	(208,839)	(305,422)	(419,194)
Unrealized gains (losses)	1,729	(6,738)	2,689	Unrealized gains	473	1,705	3,272
Fair value	$183,466	$87,766	$50,965	Fair value	$3,192	$4,537	$7,313

Average amortized cost	$164,386	$77,651	$37,746	Average amortized cost	$2,767	$3,450	$4,105
Interest income	$5,476	$2,798	$992	Interest income	$2,086	$6,315	$5,283
Annualized yield	13.32%	14.41%	10.51%	Annualized yield	301.61%	732.26%	514.79%

Residential Non-Prime Senior				Commercial Subordinate
Current face	$396,135	$182,851	$108,871	Current face	$506,746	$512,117	$514,169
Unamortized discount	(141,761)	(77,193)	(50,687)	Unamortized premium (discount)	(120)	13,798	35,069
Credit reserve	(16,009)	(4,159)	(3,827)	Credit reserve	(492,459)	(497,784)	(497,047)
Unrealized losses	(7,410)	(27,116)	(11,537)	Unrealized gains (losses)	1,502	(5,216)	(9,701)
Fair value	$230,955	$74,383	$42,820	Fair value	$15,669	$22,915	$42,490

Average amortized cost	$168,383	$87,464	$63,050	Average amortized cost	$25,006	$46,382	$63,969
Interest income	$6,737	$3,311	$1,590	Interest income	$1,599	$500	$(1,000)
Annualized yield	16.00%	15.14%	10.09%	Annualized yield	25.58%	4.31%	-6.25%

Residential Re-REMIC				CDO Subordinate
Current face	$236,070	$-	-	Current face	$35,311	$35,277	$38,405
Unamortized discount	(134,621)	-	-	Unamortized discount	(19,460)	(19,086)	(18,319)
Credit reserve	(45,874)	-	-	Credit reserve	(13,568)	(13,534)	(16,476)
Unrealized losses	(434)	-	-	Unrealized gains	25	-	-
Fair value	$55,141	$-	-	Fair value	$2,308	$2,657	$3,610
		-	-
Average amortized cost	$26,419	$-	-	Average amortized cost	$2,595	$25	$3,931
Interest income	$573	$-	-	Interest income	$163	$10	$376
Annualized yield	8.67%	-	-	Annualized yield	25.09%	153.66%	38.21%

Residential Prime Subordinate
Current face	$412,052	$419,631	$448,943
Unamortized discount	(28,545)	(87,421)	(90,582)
Credit reserve	(319,653)	(291,592)	(308,447)
Unrealized losses	(37,112)	(11,606)	(6,127)
Fair value	$26,742	$29,012	$43,787

Average amortized cost	$43,020	$47,070	$88,943
Interest income	$3,907	$8,220	$8,185
Annualized yield	36.32%	69.85%	36.81%

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 9: Balances & Yields by Securities Portfolio at Redwood

Table 10: Securities Portfolio Activity at Redwood ($ in thousands)

	2009	2009	2008		2009	2009	2008
	Q2	Q1	Q4		Q2	Q1	Q4
Residential Prime Senior				Residential Real Estate Loans
Beginning fair value	$87,766	$50,965	$21,395	Beginning fair value	$2,577	$2,624	$3,150
Acquisitions	120,982	49,107	35,866	Principal payments	(185)	(27)	(40)
Sales	(35,713)	-	-	Premium amortization	-	-	-
Effect of principal payments	(6,499)	(2,337)	(347)	Transfers to REO	-	-	(14)
Change in fair value, net	16,930	(9,969)	(5,949)	Changes in fair value, net	(56)	(20)	(472)
Ending fair value	$183,466	$87,766	$50,965	Ending fair value	$2,336	$2,577	$2,624

Residential Non-Prime Senior				Commercial Subordinate
Beginning fair value	$74,383	$42,820	$48,246	Beginning fair value	$22,915	$42,490	$63,686
Acquisitions	162,745	48,444	10,419	Acquisitions	-	-	-
Sales	(14,613)	(373)	(867)	Sales	-	-	-
Effect of principal payments	(5,128)	(1,573)	(549)	Effect of principal payments	-	-	-
Change in fair value, net	13,568	(14,935)	(14,429)	Change in fair value, net	(7,246)	(19,575)	(21,196)
Ending fair value	$230,955	$74,383	$42,820	Ending fair value	$15,669	$22,915	$42,490

Re-REMIC				Commercial Real Estate Loans
Beginning fair value	$-	$-	$-	Beginning fair value	$248	$249	$250
Acquisitions	55,562	-	-	Principal payments	(2)	(2)	(2)
Sales	-	-	-	Discount amortization	1	1	1
Effect of principal payments	-	-	-	Credit provision	-	-	-
Change in fair value, net	(421)	-	-	Changes in fair value, net	-	-	-
Ending fair value	$55,141	$-	$-	Ending fair value	$247	$248	$249

Residential Prime Subordinate				CDO Subordinate
Beginning fair value	$29,012	$43,787	$86,272	Beginning fair value	$2,657	$3,610	$4,065
Acquisitions	1,829	-	-	Acquisitions	-	-	-
Sales	-	-	-	Sales	-	-	-
Effect of principal payments	(1,050)	(946)	(1,311)	Effect of principal payments	-	(37)	(69)
Change in fair value, net	(3,049)	(13,829)	(41,174)	Change in fair value, net	(349)	(916)	(386)
Ending fair value	$26,742	$29,012	$43,787	Ending fair value	$2,308	$2,657	$3,610

Residential Non-Prime Subordinate
Beginning fair value	$4,537	$7,313	$5,073
Acquisitions	-	-	3,630
Sales	-	-	-
Effect of principal payments	(67)	(98)	(148)
Change in fair value, net	(1,278)	(2,678)	(1,242)
Ending fair value	$3,192	$4,537	$7,313

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 10: Securities Portfolio Activity at Redwood	67

Table 11: Managed Residential Loans Credit Performance ($ in thousands)	68
			Managed Loans	Internally-Designated Credit Reserve (1)	External Credit Enhancement		Total Credit Protection	Total Credit Protection as % of Loans (2)	Seriously Delinquent Loans (3)	Seriously Delinquent Loan % of Current Balance	Total Credit Losses	Losses To Securities Junior to Redwood's Interest	Redwood's Share of Net Charge-offs	Redwood Credit Losses As % of Loans (Annualized)

Residential	Q2: 2007		$227,973,546	$469,492		$356,374	$825,866	0.36%	$1,431,963	0.63%	$12,157	$471	$11,686	0.02%
Portfolio	Q3: 2007		219,465,992	466,034		335,699	801,733	0.37%	2,234,644	1.02%	17,553	8,682	8,871	0.03%
	Q4: 2007		256,923,033	695,130		342,009	1,037,139	0.40%	7,536,293	2.93%	44,529	32,533	11,996	0.07%
	2007		256,923,033	695,130		342,009	1,037,139	0.40%	7,536,293	2.93%	74,239	41,686	32,553	0.03%
	Q1: 2008	(4)	157,481,973	610,598		89,472	700,070	0.44%	4,698,037	2.98%	57,354	24,746	32,608	0.15%
	Q2: 2008		151,774,072	581,525		63,141	644,666	0.42%	6,271,650	4.13%	82,967	13,890	69,077	0.22%
	Q3: 2008		138,100,158	581,295		50,021	631,316	0.46%	6,214,451	4.50%	94,165	699	93,466	0.27%
	Q4: 2008		133,003,965	735,912		48,177	784,089	0.59%	6,866,417	5.16%	114,315	5,478	108,837	0.34%
	2008		133,003,965	735,912		48,177	784,089	0.59%	6,866,417	5.16%	348,801	44,813	303,988	0.26%
	Q1: 2009		114,161,101	644,961		43,537	688,498	0.60%	5,882,025	5.15%	146,292	1,836	144,456	0.51%
	Q2: 2009		$94,132,800	$574,368		$38,774	$613,142	0.65%	$4,916,612	5.22%	$129,248	$507	$128,741	0.55%

Residential Real	Q2: 2007		$8,256,759	$16,416		$-	$16,416	0.20%	$55,674	0.67%	$6,038	$-	$6,038	0.29%
Estate Loans	Q3: 2007		7,546,529	15,195		-	15,195	0.20%	56,068	0.74%	2,728	-	2,728	0.14%
	Q4: 2007		7,106,018	18,282		-	18,282	0.26%	67,984	0.96%	1,886	-	1,886	0.11%
	2007		7,106,018	18,282		-	18,282	0.26%	67,984	0.96%	10,652	-	10,652	0.15%
	Q1: 2008	(4)	6,697,241	24,444		-	24,444	0.36%	83,966	1.25%	1,896	-	1,896	0.11%
	Q2: 2008		6,322,568	32,597		-	32,597	0.52%	118,139	1.87%	1,908	-	1,908	0.12%
	Q3: 2008		6,070,083	46,881		-	46,881	0.77%	143,429	2.36%	4,049	-	4,049	0.27%
	Q4: 2008		4,617,269	35,713		-	35,713	0.77%	121,314	2.63%	7,548	-	7,548	0.65%
	2008		4,617,269	35,713		-	35,713	0.77%	121,314	2.63%	15,401	-	15,401	0.33%
	Q1: 2009		4,520,422	47,947		-	47,947	1.06%	158,215	3.50%	3,798	-	3,798	0.34%
	Q2: 2009		$3,952,147	$45,876	$		$45,876	1.16%	$140,950	3.57%	$1,820	$-	$1,820	0.18%

Residential	Q1: 2006		186,406,230	373,781		126,376	500,157	-	418,675	0.22%	2,577	-	2,577	<0.01%
Loans	Q2: 2007		$219,716,787	$453,076		$356,374	$809,450	0.37%	$1,376,289	0.63%	$6,119	$471	$5,648	0.01%
Underlying	Q3: 2007		211,919,463	450,839		335,699	786,538	0.37%	2,178,576	1.03%	14,825	8,682	6,143	0.01%
Subordinate	Q4: 2007		249,817,015	676,848		342,009	1,018,857	0.41%	7,468,309	2.99%	42,643	32,533	10,110	0.02%
Securities	2007		249,817,015	676,848		342,009	1,018,857	0.41%	7,468,309	2.99%	63,587	41,686	21,901	0.01%
	Q1: 2008	(4)	150,784,732	586,154		89,472	675,626	0.45%	4,614,071	3.06%	55,458	24,746	30,712	0.08%
	Q2: 2008		145,451,504	548,928		63,141	612,069	0.42%	6,153,511	4.23%	81,059	13,890	67,169	0.18%
	Q3: 2008		132,030,075	534,414		50,021	584,435	0.44%	6,071,023	4.60%	90,116	699	89,417	0.27%
	Q4: 2008		128,386,696	700,199		48,177	748,376	0.58%	6,745,103	5.25%	106,767	5,478	101,289	0.32%
	2008		128,386,696	700,199		48,177	748,376	0.58%	6,745,103	5.25%	333,400	44,813	288,587	0.22%
	Q1: 2009	(5)	109,640,679	597,014		43,537	640,551	0.58%	5,723,810	5.22%	142,494	1,836	140,658	0.51%
	Q2: 2009		$90,180,653	$528,492		$38,774	$567,266	0.63%	$4,775,662	5.30%	$127,428	$507	$126,921	0.56%

(1) Credit reserve is 91% of the principal balance of our subordinate securities at June 30, 2009. If the principal balance on our securities is completely absorbed by losses, we will cease to have any credit exposure to that pool of loans.

(2) The credit reserve on residential real estate loans is only available to absorb losses on our residential real estate loans. Internally-designated credit reserves and external credit enhancement are only available to absorb losses on our residential subordinate securities. The credit enhancement balances shown above do not include pari passu subordinate securities owned by others.

(3) The seriously delinquent loans amount for residential real estate loans excludes loans in REO which are included in our consolidated other assets. At June 30, 2009, REO totaled $12 million.

(4) As of January 1, 2008, balances only include securities and loans held at Redwood and loans held by Sequoia.

(5) Balances prior to January 1, 2009 include securities categorized by the credit rating category CES, whereas balances post January 1, 2009 include balances categorized by cash flow seniority.
THE REDWOOD REVIEW 2ND QUARTER 2009	Table 11: Managed Residential Loans Credit Performance

Table 12A: Residential Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)

	2009	2009	2008		2009	2009	2008
	Q2	Q1	Q4		Q2	Q1	Q4
Residential Senior Prime
Principal value	$276,444	$160,009	$90,256	Southern CA	24%	24%	24%
Unamortized discount	(91,221)	(64,884)	(41,980)	Northern CA	23%	23%	22%
Discount designated as credit reserve	(3,486)	(621)	-	Florida	5%	5%	5%
Unrealized gain (loss)	1,729	(6,738)	2,689	New York	7%	7%	7%
Fair value	$183,466	$87,766	$50,965	Georgia	2%	2%	2%
Fair value / principal value	66%	55%	56%	New Jersey	3%	3%	3%
				Texas	2%	2%	3%
Security Type				Arizona	2%	2%	2%
ARM	$-	$-	$-	Illinois	3%	3%	3%
Hybrid	175,940	86,282	48,805	Colorado	2%	2%	2%
Fixed	7,526	1,484	2,160	Virginia	4%	4%	4%
Total fair value	$183,466	$87,766	$50,965	Other states	23%	23%	23%

Residential Senior Prime				Wtd Avg Original LTV	68%	68%	68%
Coupon income	$3,066	$1,733	$749	Original LTV: 0 - 50	13%	13%	13%
Discount amortization	2,410	1,128	243	Original LTV: 50.01 - 60	12%	12%	12%
Total interest income	$5,476	$2,861	$992	Original LTV: 60.01 - 70	22%	22%	22%
				Original LTV: 70.01 - 80	49%	49%	49%
Average amortized cost	$164,386	$77,651	$37,746	Original LTV: 80.01 - 90	2%	2%	3%
				Original LTV: 90.01 - 100	1%	1%	1%
Coupon income %	7.46%	8.93%	7.94%	Unknown	1%	1%	0%
Discount amortization %	5.86%	5.81%	2.58%
Annualized interest income / avg. amt. cost	13.32%	14.74%	10.51%	Wtd Avg FICO	741	741	741
				FICO: <= 600	0%	0%	0%
Residential Subordinate Prime				FICO: 601 - 620	0%	0%	0%
Principal value	$412,052	$419,631	$448,943	FICO: 621 - 640	1%	1%	1%
Unamortized discount	(28,545)	(87,421)	(90,582)	FICO: 641 - 660	2%	2%	2%
Discount designated as credit reserve	(319,653)	(291,592)	(308,447)	FICO: 661 - 680	5%	5%	5%
Unrealized loss	(37,112)	(11,606)	(6,127)	FICO: 681 - 700	9%	9%	8%
Fair value	$26,742	$29,012	$43,787	FICO: 701 - 720	13%	13%	13%
Fair value / principal value	6%	7%	10%	FICO: 721 - 740	14%	14%	14%
				FICO: 741 - 760	16%	16%	16%
Security Type				FICO: 761 - 780	19%	19%	19%
ARM	$1,413	$1,736	$2,580	FICO: 781 - 800	15%	15%	15%
Hybrid	18,544	20,325	32,482	FICO: >= 801	4%	4%	4%
Fixed	6,785	6,951	8,725	Unknown	2%	2%	3%
Total fair value	$26,742	$29,012	$43,787
				Conforming % (1)	59%	60%	61%
Residential Subordinate Prime				> $1 MM %	8%	8%	8%
Coupon income	$5,155	$5,615	$6,219
(Premium) discount amortization	(1,248)	2,887	1,966	2nd Home %	7%	7%	6%
Total interest income	$3,907	$8,502	$8,185	Investment Home %	2%	1%	1%

Average amortized cost	$43,020	$47,070	$88,943
				Purchase	44%	44%	44%
Coupon income %	47.93%	47.72%	27.97%	Cash Out Refi	21%	21%	21%
(Premium) discount amortization %	-11.61%	24.53%	8.84%	Rate-Term Refi	34%	34%	35%
Annualized interest income / avg. amt. cost	36.32%	72.25%	36.81%	Construction	0%	0%	0%
				Other	1%	1%	0%
Underlying Prime Loan Characteristics
				Full Doc	56%	55%	55%
Number of loans	201,789	216,362	237,131	No Doc	4%	4%	4%
Total loan face	$92,121,182	$98,573,943	$107,131,216	Other Doc (Lim, Red, Stated, etc)	37%	38%	38%
Average loan size	$457	$456	$452	Unknown/Not Categorized	3%	3%	3%

Year 2008 origination	0%	0%	0%	2-4 Family	1%	1%	1%
Year 2007 origination	9%	9%	9%	Condo	10%	10%	10%
Year 2006 origination	12%	14%	14%	Single Family	88%	88%	87%
Year 2005 origination	19%	17%	17%	Other	1%	1%	2%
Year 2004 origination and earlier	60%	60%	60%

(1) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

(2) Only the loan groups providing direct cash flows to our securities are included.

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 12A: Residential Prime Securities at Redwood and Underlying Loan Characteristics	69

Table 12B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)	70

	2009	2009	2008		2009	2009	2008
	Q2	Q1	Q4		Q2	Q1	Q4
Residential Senior Non-Prime
Principal value	$396,135	$182,851	$108,871	Southern CA	25%	27%	30%
Unamortized discount	(141,761)	(77,193)	(50,687)	Northern CA	18%	19%	22%
Discount designated as credit reserve	(16,009)	(4,159)	(3,827)	Florida	9%	10%	10%
Unrealized (loss) gain	(7,410)	(27,116)	(11,537)	New York	5%	5%	4%
Fair value	$230,955	$74,383	$42,820	Georgia	2%	1%	1%
Fair value / principal value	58%	41%	39%	New Jersey	4%	4%	3%
				Texas	2%	1%	1%
Security Type				Arizona	3%	3%	3%
Option ARM	$18,586	$17,796	$23,820	Illinois	2%	3%	2%
Hybrid	158,886	50,616	13,519	Colorado	2%	2%	2%
Fixed	53,483	5,971	5,481	Virginia	3%	3%	3%
Total fair value	$230,955	$74,383	$42,820	Other states	25%	22%	19%

Residential Senior Non-Prime				Wtd Avg Original LTV	74%	74%	74%
Coupon income	$2,871	$1,251	$879	Original LTV: 0 - 50	5%	5%	5%
Discount amortization	3,865	2,194	711	Original LTV: 50.01 - 60	7%	7%	7%
Total interest income	$6,736	$3,445	$1,590	Original LTV: 60.01 - 70	17%	18%	19%
				Original LTV: 70.01 - 80	59%	60%	59%
Average amortized cost	$168,383	$87,464	$63,050	Original LTV: 80.01 - 90	8%	7%	7%
				Original LTV: 90.01 - 100	4%	3%	3%
Coupon income %	6.82%	5.72%	5.58%	Unknown	0%	0%	0%
Discount amortization %	9.18%	10.03%	4.51%
Annualized interest income / avg. amt. cost	16.00%	15.75%	10.09%	Wtd Avg FICO	705	705	706
				FICO: <= 600	2%	2%	3%
Residential Subordinate Non-Prime				FICO: 601 - 620	3%	3%	3%
Principal value	$230,404	$327,766	$452,327	FICO: 621 - 640	5%	5%	5%
Unamortized discount	(18,846)	(19,512)	(29,092)	FICO: 641 - 660	8%	8%	7%
Discount designated as credit reserve	(208,839)	(305,422)	(419,194)	FICO: 661 - 680	12%	12%	12%
Unrealized gain (loss)	473	1,705	3,272	FICO: 681 - 700	16%	16%	16%
Fair value	$3,192	$4,537	$7,313	FICO: 701 - 720	14%	14%	14%
Fair value / principal value	1%	1%	2%	FICO: 721 - 740	12%	12%	13%
				FICO: 741 - 760	11%	11%	11%
Security Type				FICO: 761 - 780	9%	9%	9%
Option ARM	$2,639	$3,618	$5,082	FICO: 781 - 800	5%	5%	5%
Hybrid	400	571	1,307	FICO: >= 801	2%	2%	2%
Fixed	153	348	924	Unknown	1%	1%	0%
Total fair value	$3,192	$4,537	$7,313
				Conforming % (1)	71%	62%	60%
Residential Subordinate Non-Prime				> $1 MM %	10%	17%	19%
Coupon income	$2,318	$5,779	$4,503
(Premium) discount amortization	(703)	553	780	2nd Home %	5%	7%	7%
Total interest income	$1,615	$6,332	$5,283	Investment Home %	8%	7%	7%

Average amortized cost	$2,767	$3,450	$4,105
				Purchase	41%	37%	35%
Coupon income %	335.10%	670.16%	438.78%	Cash Out Refi	42%	44%	46%
(Premium) discount amortization %	-101.60%	64.12%	76.00%	Rate-Term Refi	16%	19%	19%
Annualized interest income / avg. amt. cost	233.50%	734.28%	514.79%	Construction	0%	0%	0%
				Other	1%	0%	0%
Underlying Non-Prime Loan Characteristics
				Full Doc	32%	27%	24%
Number of loans	71,041	64,541	88,331	No Doc	2%	6%	4%
Total loan face	$22,498,418	$24,833,600	$36,262,301	Other Doc (Lim, Red, Stated, etc)	64%	66%	71%
Average loan size	$317	$385	$411	Unknown/Not Categorized	2%	1%	1%

Year 2008 origination	0%	0%	0%	2-4 Family	5%	4%	4%
Year 2007 origination	23%	36%	33%	Condo	9%	10%	10%
Year 2006 origination	8%	12%	22%	Single Family	86%	85%	86%
Year 2005 origination	34%	27%	28%	Other	0%	1%	0%
Year 2004 origination and earlier	35%	25%	17%

(1) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

(2) Only the loan groups providing direct cash flows to our securities are included.

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 12B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics

Table 13: Residential Real Estate Loan Characteristics ($ in thousands)

	2009	2009	2008	2008	2008	2008	2007	2007	2007
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2

Residential loans	$3,952,147	$4,523,877	$4,617,269	$6,070,083	$6,322,868	$6,702,726	$7,106,018	$7,546,529	$8,256,759
Number of loans	13,648	14,880	15,203	18,037	18,706	19,801	21,000	21,981	24,452
Average loan size	$290	$304	$304	$337	$338	$339	$338	$343	$338

Adjustable %	95%	85%	85%	67%	67%	67%	68%	69%	71%
Hybrid %	5%	15%	15%	33%	33%	33%	32%	31%	29%
Fixed %	0%	0%	0%	0%	0%	0%	0%	0%	0%

Amortizing %	3%	4%	4%	5%	5%	5%	5%	5%	5%
Interest-only %	97%	96%	96%	95%	95%	95%	95%	95%	95%
Negatively amortizing %	0%	0%	0%	0%	0%	0%	0%	0%	0%

Southern California	11%	12%	12%	15%	15%	15%	14%	15%	14%
Northern California	8%	9%	9%	11%	11%	11%	10%	10%	11%
Florida	14%	13%	13%	13%	13%	13%	13%	12%	12%
New York	7%	6%	6%	6%	6%	6%	6%	6%	6%
Georgia	5%	5%	5%	4%	4%	4%	4%	4%	4%
New Jersey	4%	4%	4%	4%	4%	4%	4%	4%	4%
Texas	5%	5%	5%	4%	4%	4%	5%	5%	5%
Arizona	3%	3%	3%	3%	3%	3%	4%	4%	4%
Illinois	2%	3%	3%	3%	3%	3%	3%	3%	3%
Colorado	4%	4%	4%	3%	3%	3%	3%	3%	3%
Virginia	3%	3%	3%	3%	3%	3%	3%	3%	3%
Other states (none greater than 3%)	34%	33%	33%	31%	30%	30%	31%	31%	31%

Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	2%	2%	2%	13%	13%	13%	13%	12%	11%
Year 2006 origination	5%	15%	15%	21%	21%	20%	20%	19%	18%
Year 2005 origination	4%	4%	4%	5%	5%	5%	5%	5%	5%
Year 2004 origination or earlier	89%	79%	79%	61%	61%	62%	62%	64%	66%

Wtd Avg Original LTV	67%	68%	68%	69%	69%	69%	69%	68%	68%
Original LTV: 0 - 50	18%	17%	17%	15%	15%	15%	15%	15%	15%
Original LTV: 50 - 60	11%	11%	11%	11%	11%	11%	11%	11%	11%
Original LTV: 60 - 70	20%	19%	19%	19%	19%	19%	19%	19%	20%
Original LTV: 70 - 80	43%	46%	46%	49%	49%	49%	48%	48%	47%
Original LTV: 80 - 90	2%	2%	2%	2%	2%	2%	2%	2%	2%
Original LTV: 90 - 100	6%	5%	5%	4%	4%	4%	5%	5%	5%

Wtg Avg FICO	731	731	732	732	732	732	732	732	732
FICO: <= 600	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 601 -620	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 621 - 640	2%	2%	2%	1%	1%	2%	1%	2%	2%
FICO: 641 -660	4%	4%	4%	3%	3%	3%	3%	3%	3%
FICO: 661 - 680	8%	7%	7%	7%	8%	7%	7%	7%	7%
FICO: 681 - 700	12%	12%	12%	12%	12%	12%	12%	12%	12%
FICO: 701 - 720	14%	13%	13%	13%	14%	13%	14%	13%	14%
FICO: 721 - 740	13%	13%	13%	13%	14%	13%	13%	13%	13%
FICO: 741 - 760	14%	15%	15%	15%	15%	15%	15%	15%	15%
FICO: 761 - 780	16%	17%	17%	17%	17%	17%	17%	17%	17%
FICO: 781 - 800	12%	12%	12%	13%	13%	13%	13%	13%	13%
FICO: >= 801	3%	3%	3%	4%	4%	4%	3%	4%	4%

Conforming % (1)	56%	55%	52%	34%	33%	34%	34%	35%	35%
% balance in loans > $1mm per loan	16%	14%	14%	15%	15%	15%	15%	15%	15%

2nd home %	12%	11%	11%	11%	11%	11%	11%	11%	11%
Investment home %	4%	3%	3%	3%	3%	3%	3%	3%	3%

Purchase	31%	34%	34%	36%	36%	36%	36%	36%	35%
Cash out refinance	35%	34%	34%	32%	32%	32%	32%	32%	32%
Rate-term refinance	32%	31%	31%	30%	30%	30%	30%	31%	31%
Other	2%	1%	1%	2%	2%	2%	2%	2%	2%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available during the corresponding period was used. For June 30, 2009, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 13: Residential Real Estate Loan Characteristics	71

Table 14: Commercial Real Estate Loans Credit Performance ($ in thousands)	72

		Managed Loans	Internally- Designated Credit Reserve	External Credit Enhancement	Total Credit Protection (1)	Total Credit Protection as % of Loans	Seriously Delinquent Loans	Seriously Delinquent Loan % of Current Balance	Total Credit Losses	Third Parties' Share of Net Charge-offs	Redwood's Share of Net Charge-offs	Total Credit Losses As % of Loans (Annualized)

Total Managed	Q2: 2007	$63,626,147	$321,234	$584,706	$905,940	1.42%	$73,104	0.10%	$72	$30	$42	0.00%
	Q3: 2007	65,030,244	320,987	577,447	898,434	1.38%	181,473	0.28%	680	408	272	0.00%
Commercial	Q4: 2007	61,776,102	328,945	427,868	756,813	1.23%	183,093	0.30%	1,952	1,171	781	0.01%
Portfolio	2007	61,776,102	328,945	427,868	756,813	1.23%	183,093	0.30%	2,704	1,609	1,095	0.00%
	Q1: 2008(2)	54,746,581	389,014	63,299	452,313	0.83%	227,494	0.42%	42	4	38	0.00%
	Q2: 2008	49,370,254	395,113	63,297	458,410	0.93%	390,117	0.79%	13,756	8,254	5,502	0.03%
	Q3: 2008	49,028,984	481,286	63,297	544,583	1.11%	472,840	0.96%	6,508	3,775	2,733	0.01%
	Q4: 2008	48,703,440	507,673	63,196	570,869	1.17%	561,676	1.15%	1,782	1,069	713	0.00%
	2008	48,703,440	507,673	63,196	570,869	1.17%	561,676	1.15%	22,088	13,102	8,986	0.05%
	Q1: 2009	48,450,437	507,673	63,175	570,848	1.18%	684,362	1.41%	4,948	2,896	2,052	0.01%
	Q2: 2009	$48,292,342	$503,085	$63,175	$566,260	1.17%	$1,196,338	2.48%	$7,770	$2,399	$5,371	0.02%

Commercial Real Estate Loans	Q2: 2007	$38,311	$10,489	$-	$10,489	27.38%	$-	0.00%	$-	$-	$-	0.00%
	Q3: 2007	38,224	10,489	-	10,489	34.07%	-	0.00%	-	-	-	0.00%
	Q4: 2007	38,111	10,489	-	10,489	27.52%	-	0.00%	-	-	-	0.00%
	2007	38,111	10,489	-	10,489	27.52%	-	0.00%	-	-	-	0.00%
	Q1: 2008(2)	10,645	10,626	-	10,626	99.82%	-	0.00%	-	-	-	0.00%
	Q2: 2008	10,643	10,626	-	10,626	99.84%	-	0.00%	-	-	-	0.00%
	Q3: 2008	10,642	10,626	-	10,626	99.85%	-	0.00%	-	-	-	0.00%
	Q4: 2008	10,640	10,626	-	10,626	99.87%	-	0.00%	-	-	-	0.00%
	2008	10,640	10,626	-	10,626	99.87%	-	0.00%	-	-	-	0.00%
	Q1: 2009	10,640	10,626	-	10,626	99.87%	-	0.00%	-	-	-	0.00%
	Q2: 2009	$10,640	$10,626	$-	$10,626	99.87%	$-	0.00%	$-	$-		$0.00%

Commercial	Q2: 2007	63,587,836	310,745	584,706	895,451	1.41%	73,104	0.10%	72	30	42	0.00%
Loans	Q3: 2007	64,999,460	310,498	577,447	887,945	1.37%	181,473	0.28%	680	408	272	0.00%
Underlying	Q4: 2007	61,737,991	318,456	427,868	746,324	1.21%	183,093	0.30%	1,952	1,171	781	0.01%
Subordinate	2007	61,737,991	318,456	427,868	746,324	1.21%	183,093	0.30%	2,704	1,609	1,095	0.00%
Securities	Q1: 2008(2)	54,735,936	378,388	63,299	441,687	0.81%	227,494	0.42%	42	4	38	0.00%
	Q2: 2008	49,359,611	384,487	63,297	447,784	0.91%	390,117	0.79%	13,756	8,254	5,502	0.03%
	Q3: 2008	49,018,342	470,660	63,297	533,957	1.09%	472,840	0.96%	6,508	3,775	2,733	0.01%
	Q4: 2008	48,692,800	497,047	63,196	560,243	1.15%	561,676	1.15%	1,782	1,069	713	0.00%
	2008	48,692,800	497,047	63,196	560,243	1.15%	561,676	1.15%	22,088	13,102	8,986	0.05%
	Q1: 2009	48,439,797	497,047	63,175	560,222	1.16%	684,362	1.41%	4,948	2,896	2,052	0.01%
	Q2: 2009	$48,281,702	$492,459	$63,175	$555,634	1.15%	$1,196,338	2.48%	$7,770	$2,399	$5,371	0.02%

(1) The credit reserve on commercial real estate loans is only available to absorb losses on our commercial real estate loan portfolio.  Internally-designated credit reserves and external credit enhancement are only available to absorb losses on commercial subordinate securities.  The credit enhancement balances shown above do not include pari passu securities owned by others.  If we had included these amounts, the total credit protection would increase to 1.54% for commercial subordinate securities compared to the 1.15% shown in the table above.

(2) As of January 1, 2008 the balances include loans and subordinate securities held by Redwood only.

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 14: Commercial Real Estate Loans Credit Performance

Table 15: Underlying Loan Characteristics of Commercial Subordinate Securities at Redwood ($ in thousands)

	2009	2009	2008	2008	2008	2008
	Q2	Q1	Q4	Q3	Q2	Q1

Commercial loans	$48,281,702	$48,439,797	$48,692,800	$49,018,342	$49,359,611	$54,735,936
Number of loans	3,274	3,284	3,286	3,310	3,351	3,407
Average face value	$14,747	$14,761	$14,779	$14,809	$14,758	$14,629

State Distribution
CA	16%	16%	16%	15%	15%	15%
NY	13%	13%	13%	13%	13%	13%
TX	9%	9%	9%	9%	9%	9%
VA	5%	5%	5%	5%	5%	5%
FL	6%	6%	6%	6%	6%	6%
Other	51%	51%	51%	52%	52%	52%

Property Type Distribution
Office	39%	39%	39%	38%	39%	39%
Retail	28%	28%	28%	28%	28%	28%
Multi-family	16%	16%	16%	16%	16%	16%
Hospitality	7%	7%	7%	7%	7%	7%
Self-storage	3%	3%	3%	3%	3%	3%
Industrial	4%	4%	3%	4%	4%	4%
Other	4%	4%	4%	4%	4%	4%

Weighted average LTV	69%	68%	68%	68%	70%	70%

Weighted average debt service coverage ratio	1.58	1.60	1.60	1.60	1.62	1.60

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 15: Underlying Loan Characteristics of Commercial Subordinate Securities at Redwood	73

Table 16: Securities at Redwood at June 30, 2009 Fair Value as % of Principal ($ in millions)	74

	<=2004		2005		2006 - 2009		Total
	Value	%	Value	%	Value	%	Value	%

Residential Senior Securities
Prime	$11	73%	$153	68%	$19	53%	$183	66%
Non-Prime	113	70%	102	55%	16	32%	231	58%

Total Residential Senior Securities	$124	71%	$255	62%	$35	41%	$414	62%

Residential Re-REMIC Securities
Prime	$-	0%	$2	18%	$53	24%	$55	23%

Total Residential Re-REMIC Securities	$-	0%	$2	18%	$53	24%	$55	23%

Residential Subordinate Securities
Prime	$19	9%	$4	5%	$4	3%	$27	6%
Non-Prime	1	2%	1	9%	1	1%	3	1%

Total Residential Subordinate Securities	$20	9%	$5	6%	$5	2%	$30	5%

Commercial Subordinate Securities	$8	16%	$2	2%	$6	2%	$16	3%

Total Commercial Subordinate Securities	$8	16%	$2	2%	$6	2%	$16	3%

CDO Subordinate Securities	$-	0%	$2	7%	$-	0%	$2	7%

Total CDO Subordinate Securities	$-	0%	$2	7%	$-	0%	$2	7%

Total Securities	$152	32%	$266	41%	$99	10%	$517	25%

THE REDWOOD REVIEW 2ND QUARTER 2009	Table 16: Securities at Redwood at June 30, 2009 Fair Value as a % of Principal

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE OFFICERS:	DIRECTORS:

George E. Bull, III	George E. Bull, III
Chairman of the Board and	Chairman of the Board and
Chief Executive Officer	Chief Executive Officer

Martin S. Hughes	Richard D. Baum
President, Chief Financial Officer,	Former Chief Deputy Insurance
and Co-Chief Operating Officer	Commissioner for the State of California

Brett D. Nicholas	Thomas C. Brown
Chief Investment Officer and	COO, McGuire Real Estate and
Co-Chief Operating Officer	Principal Shareholder, Urban Bay Properties, Inc.

Harold F. Zagunis	Mariann Byerwalter
Chief Risk Officer and	Chairman, JDN Corporate
Managing Director	Advisory LLC

Douglas B. Hansen
Private Investor

Greg H. Kubicek
President, The Holt Group, Inc.

Diane L. Merdian
STOCK LISTING:	Private Investor
The Company’s common stock is traded
on the New York Stock Exchange under	Georganne C. Proctor
the symbol RWT	Executive Vice President and
Chief Financial Officer, TIAA-CREF
CORPORATE HEADQUARTERS:
One Belvedere Place, Suite 300	Charles J. Toeniskoetter
Mill Valley, California 94941	Chairman, Toeniskoetter & Breeding, Inc.
Telephone: (415) 389-7373	Development and Chairman & CEO,
Toeniskoetter Construction, Inc.
NEW YORK OFFICE:
245 Park Avenue, 39th Floor	David L. Tyler
New York, New York 10167	Private Investor
Telephone: (212) 792-4210

INVESTOR RELATIONS:
Mike McMahon
Managing Director	TRANSFER AGENT:
Paula Kwok	Computershare
Assistant Vice President	2 North LaSalle Street
IR Hotline: (866) 269-4976	Chicago, IL 60602
Email: investorrelations@redwoodtrust.com	Telephone: (888) 472-1955

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com